UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment 5 to
FORM S‑1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Registration No. 333-223076

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
IN RESPECT OF:

PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
(Exact name of registrant as specified in its charter)

New Jersey
(State or other jurisdiction of incorporation or organization)

6311
(Primary Standard Industrial Classification Code Number)

22-2426091
(I.R.S. Employer Identification Number)

c/o Pruco Life Insurance Company
213 Washington Street, Newark, New Jersey 07102‑2992, (800) 778-2255
(Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

Jordan K. Thomsen, Vice President and Corporate Counsel
Pruco Life Insurance Company of New Jersey
213 Washington Street, Newark, New Jersey 07102‑2992, (800) 778-2255
(Name, address, including zip code, and telephone number, including area code, of agent for service)

March 31, 2021
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note: This post-effective amendment is filed to add a supplement to the prospectus dated May 1, 2020. The supplement is in addition to and does not delete or supersede the prospectus dated May 1, 2020 in the amendment declared effective on April 8, 2020.

PART I
INFORMATION REQUIRED IN PROSPECTUS

Pruco Life Insurance Company of New Jersey

Pruco Life of New Jersey Variable Contract Real Property Account
Supplement dated April 7, 2021 to the
Prospectus dated May 1, 2020

Notification of Liquidation of Real Property Account

This supplement provides important information regarding an investment option under your variable life insurance or variable annuity contract (“Contract”), the Pruco Life of New Jersey Variable Contract Real Property Account (the “Real Property Account”).

As explained in more detail below:

a.Effective February 22, 2021, the Real Property Account closed to new investments.
b.The Real Property Account will be liquidated approximately one year later (on or about February 22, 2022).
c.If you have account value allocated to the Real Property Account on that liquidation date, that account value will automatically be transferred to the AST Cohen & Steers Realty Portfolio, a fund investing primarily in real estate securities.
d.If you want the account value (if any) that you have allocated to the Real Property Account to be transferred to the AST Cohen & Steers Realty Portfolio on the liquidation date, you do not need to take any action.

The Prudential Insurance Company of America and its affiliates (collectively, “Prudential”) have determined that it is in the best interest of Contract owners to liquidate the Real Property Account and its underlying partnership because the investment option has not been offered on Contracts sold by Prudential since 2001 and there are current and expected future net outflows from the Real Property Account and its underlying partnership. PGIM, Inc., the investment manager of the partnership, believes that the partnership will not be of the scale necessary to effectively invest in a diversified set of properties going forward.

Prudential has selected the AST Cohen & Steers Realty Portfolio as an alternative investment option because it is a fund available for Prudential Contracts that invests primarily in real estate securities and has been subadvised since 1998 by Cohen & Steers Capital Management, Inc., an investment manager specializing in real estate securities. More information about the AST Cohen & Steers Realty Portfolio is set forth below. We have also delivered with this supplement a copy of the summary prospectus for the AST Cohen & Steers Realty Portfolio.

If you have any questions, please call one of our customer service offices. For individual life insurance contract owners, please call (800) 778-2255, Monday through Friday from 8:00a.m. to 8:00p.m. Eastern Time. For annuity contract owners, please call (888) PRU-2888 Monday through Thursday 8:00a.m. to 7:00p.m. and Friday 8:00a.m. to 6:00p.m.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

No New Allocations to the Real Property Account. Effective February 22, 2021, the Real Property Account closed to new investments.

For variable annuity owners: All preexisting automatic program instructions utilizing the Real Property Account have been cancelled. If your contribution or program allocation instructions do not include the Real Property Account, the investment options and percentages you selected will not change.

For variable life owners: No additional investments in the Real Property Account through preexisting automatic programs, such as premium allocation, dollar cost averaging and rebalancing, can be made as of April 26, 2021. Any allocation designated for investment in the Real Property Account as of April 26, 2021 under preexisting program instructions will automatically be redirected to the AST Cohen & Steers Realty Portfolio unless you instruct us otherwise. In particular:

a.As of April 26, 2021, if you instructed that a percentage of your life insurance premiums be directed to the Real Property Account, that percentage will instead be directed to the AST Cohen & Steers Realty Portfolio until you instruct us to do otherwise. If your premium allocation instructions do not include the Real Property Account, the investment options and percentages you selected will not change.

a.As of April 26, 2021, if you selected the Real Property Account for use in a dollar cost averaging or rebalancing program, your Contract will use the AST Cohen & Steers Realty Portfolio for that program and will do so until you instruct us otherwise. If your program instructions do not include the Real Property Account, the investment options and percentages you selected will not change.

All Contract owners always have the option to change their instructions for contributions and premiums, dollar cost averaging programs or rebalancing programs to include an available investment option other than the AST Cohen & Steers Realty Portfolio by contacting Prudential at the phone numbers listed at the beginning of this supplement.

AST Cohen & Steers Realty Portfolio. The investment objective of the AST Cohen & Steers Realty Portfolio (the “Portfolio”) is to seek to maximize total return through investment in real estate securities. In pursuing its investment objective, the Portfolio normally invests at least 80% of its assets (net assets plus any borrowings made for investment purposes) in securities of real estate related issuers. Generally, the equity securities of real estate related issuers will consist of common stocks (including shares in real estate investment trusts, “REITs”), rights or warrants to purchase common stocks, securities convertible into common stocks where the conversion feature represents, in the view of Cohen & Steers Capital Management, Inc., the Portfolio’s subadviser, a significant element of the securities’ value, and preferred stocks. Real estate related issuers include companies that derive at least 50% of revenues from the ownership, construction, financing, management or sale of real estate or that have at least 50% of assets in real estate. More information about the Portfolio is set forth in the chart at the end of this supplement and in the enclosed summary prospectus for the Portfolio.

Liquidation Date. We currently expect that the Real Property Account will liquidate on or about February 22, 2022 (the “liquidation date”). If you have account value allocated to the Real Property Account on the liquidation date, that account value will be transferred automatically to the AST Cohen & Steers Realty Portfolio as of the liquidation date. The assets of the Real Property Account will be valued in accordance with the valuation procedures set forth in the Prospectus, including any properties that remain unsold on the liquidation date. After the liquidation date, any remaining properties or other assets will be owned by Prudential Financial until final sale.

Transfers Prior to the Liquidation Date. You may transfer your account value out of the Real Property Account by submitting a transfer request. Please call 800-778-2255 (Individual Life Insurance Contract owners) or (888) PRU-2888 (Annuity Contract owners) or login online at www.prudential.com/login, if you would like to initiate a transfer out of the Real Property Account. Any transfer you request out of the Real Property Account will not count toward the annual transfer limitation applicable to your Contract. As noted below, transfer restrictions have been lifted.

Transfer Considerations. As explained in the following section, it is possible that a supplemental payment may be made to Contract owners who remain invested in the Property Account until the liquidation date. There is no guarantee that a supplemental payment will be made, and any Contract owner remaining in the Real Property Account will experience the investment results of the Real Property Account for the allocated account value rather than the investment results of any other investment option, such as the AST Cohen & Steers Realty Portfolio. There is no guarantee of any particular investment results of any investment option or which investment option will have better performance. Investors remaining in the Real Property Account will continue to pay ongoing fees and expenses, including expenses in connection with liquidation of any properties. Information about fees and expenses of the Real Property Account and the AST Cohen & Steers Realty Portfolio are included in the comparison chart later in this supplement. Additional information is included in the prospectus for the Real Property Account (which has been provided to Contract owners who have allocated account value to the Real Property Account and which is available by contacting Prudential at the phone numbers set forth at the beginning of this supplement) and in the summary prospectus for the AST Cohen & Steers Realty Portfolio (which is enclosed).

The Commission has neither approved nor disapproved of the transaction referred to in this supplement, including but not limited to the liquidation of the Real Property Account and the default reallocation of assets to the AST Cohen & Steers Realty Portfolio.

Possible Supplemental Payment for Contracts Remaining Invested in the Real Property Account until the Liquidation Date. Prudential currently anticipates that all the properties in the Real Property Account and its underlying partnership will be sold by the end of 2023, but there is no guarantee that all properties will have been sold by that date. If all the properties are not sold by the liquidation date, upon the sale of the last property, Prudential will determine if the aggregate value of the sale price of the properties sold after the liquidation date is greater than the aggregate value of the valuation of those properties as of the liquidation date. We refer to the Real Property Account’s pro rata share of any such excess as the “Sales Price Excess.” If there is a Sales Price Excess, Prudential will add account value or make a payment (the “Supplemental Payment”) for Contracts that had allocations to the Real Property Account as of the liquidation date. The Supplemental Payment for each Contract would be calculated as a pro rata share of the Sales Price Excess based on the value of all Real Property Account allocations outstanding as of the liquidation date. Stated another way, the Supplemental Payment for each Contract would be equal to the Contract’s account value allocated to the Real Property Account on the liquidation date, divided by the total amount invested on that date in the Real Property Account multiplied by the Sales Price Excess. No Supplemental Payment would be made if it would be below a de minimis amount of $10. No notification will be provided if there is no Supplemental Payment. There is no guarantee that a Supplemental Payment will be made.

No Tax Impact. There is no tax impact on Contracts owners as a result of the liquidation or any transfers. A transfer of your account value from the Real Property Account to another investment option under your Contract, including any automatic transfer to the AST Cohen & Steers Realty Portfolio, will not have any tax impact on you or your Contract.

Transfer Restrictions Lifted. Account value allocated to the AST Cohen & Steers Realty Portfolio has greater transfer flexibility than the rules that were previously applicable to the Real Property Account, as described in the table below. The Real Property Account restrictions noted below have been lifted as part of the liquidation process.

Real Property Account (Prior Restrictions)	AST Cohen & Steers Reality Portfolio
a.Transfers to another investment option from the Real Property Account were only permitted once annually during the 30-day period beginning on your Contract Anniversary.
a.Transfers are permitted any day the NYSE is open for trading, subject (i) to any restrictions on frequent trading described in the Portfolio prospectus in effect at the time of the transfer and (ii) to any limitations on transfers set forth in the Contract Prospectus in effect at the time of the transfer.

a.Transfers out of the Real Property Account were limited to the greater of: (a) 50% of the amount invested in the Real Property Account or (b) $10,000.	a.No percentage or dollar limitations on transfers out for the AST Cohen & Steers Reality Portfolio.

Comparison of the Real Property Account and AST Cohen & Steers Realty Portfolio. The chart below compares key aspects of the Real Property Account and AST Cohen & Steers Realty Portfolio. For more information about Real Property Account, see the prospectus, which has been provided to Contract owners who have allocated account value to the Real Property Account and which is available by contacting Prudential at the phone numbers set forth at the beginning of this supplement. For more information about the AST Cohen & Steers Realty Portfolio, see the enclosed summary prospectus.

	Real Property Account (“Account”)	AST Cohen & Steers Realty Portfolio (“Portfolio”)
Investment Strategy
Through an underlying Partnership, the Account invests at least 65% of its assets in direct ownership interests in: income producing real estate; participating mortgage loans (mortgages providing for participation in the revenues generated by, or the appreciation of, the underlying property, or both) originated for the Partnership; and real property sale leasebacks negotiated on behalf of the Partnership. The large majority of these real estate investments will be in direct ownership interests in income producing real estate, such as office buildings, shopping centers, apartments, industrial properties or hotels. The Partnership may also invest up to 5% of its assets in direct ownership interests in agricultural land. Approximately 10% of the Partnership’s assets will be held in cash or invested in liquid instruments and securities. The remainder of the Partnership’s assets may be invested in other types of real estate related investments, including non-participating mortgage loans and real estate investment trusts.

The Portfolio normally invests at least 80% of its assets (net assets plus any borrowings made for investment purposes) in securities of real estate related issuers. Generally, the equity securities of real estate related issuers will consist of common stocks (including shares in real estate investment trusts, “REITs”), rights or warrants to purchase common stocks, securities convertible into common stocks where the conversion feature represents, in the view of the Portfolio’s subadviser, a significant element of the securities’ value, and preferred stocks. Real estate related issuers include companies that derive at least 50% of revenues from the ownership, construction, financing, management or sale of real estate or that have at least 50% of assets in real estate. The Portfolio is non-diversified, which means that it can invest a greater percentage of its assets in the securities of fewer companies than a diversified mutual fund.

Investment Manager	PGIM, Inc., a Prudential Financial company.	a.Managers: PGIM Investment LLC and AST Investment Services, Inc., both Prudential Financial companies. b.Subadviser: Cohen & Steers Capital Management, Inc.

Investment Management Fee	The Partnership pays a daily investment management fee, which is equal to an effective annual rate of 1.25% of the average daily gross assets of the Partnership.
The Portfolio pays a daily investment management fee, which equal to an annual percentage rate of the average daily net assets of the Portfolio. The rate is 0.8325% for average daily net assets up to $300 million, and the rate decreases for assets over $300 million. For 2019, the rate was 0.83%.

Fees and Expenses
In addition to the investment management fee, the Partnership pays other expenses, including expenses related to the operation of the Partnership such as valuation, tax, audit, bank, legal and other professional fees. For 2019, total expenses for the Partnership were 1.86% of average daily net assets of the Partnership. This expense ratio includes expenses at the Partnership level, not any property level expenses, such as insurance costs and property management fees

In addition to the investment management fee, the Portfolio pays other expenses, such as custodial, legal and other professional fees. For 2019, total expenses for the Portfolio were 1.10% of average daily net assets of the Portfolio. This expense ratio includes expenses at the Portfolio level, not any property level expenses, such as insurance costs and property management fees borne by the companies in which the Portfolio invest

Risks
Risks of Ownership of Real Properties. The Partnership will be subject to the risks inherent in the ownership of real property such as fluctuations in occupancy rates and operating expenses and variations in rental schedules. It may be adversely affected by general and local economic conditions, the supply of and demand for properties of the type in which the Partnership invests, zoning laws, and real property tax rates. Operation of property in which the Partnership invests will primarily involve rental of that property to tenants. The financial failure of a tenant resulting in the termination of their lease might cause a reduction in the cash flow to the Partnership. If a lease is terminated, there is no assurance that the Partnership will be able to find a new tenant for the property on terms as favorable to the Partnership as those from the prior tenant. Investments in hotels are subject to additional risk from the daily turnover and fluctuating occupancy rates of hotel rooms and the absence of long-term tenants. The Partnership's properties will also be subject to the risk of loss due to certain types of property damage (for example, nuclear plant accidents and wars) which are either uninsurable or not economically insurable. See prospectus for additional risk information.

Real Estate Risk. Investments in real estate investment trusts (“REITs”) and real estate-linked derivative instruments are subject to risks similar to those associated with direct ownership of real estate. Poor performance by the manager of the REIT and adverse changes to or inability to qualify with favorable tax laws will adversely affect the Portfolio. In addition, some REITs have limited diversification because they invest in a limited number of properties, a narrow geographic area, or a single type of property. See summary prospectus for additional risk information.

Past Performance
Average annual returns for the Partnership for the periods ended June 30, 2020:
a.1-year: -5.98
b.5-year: 3.13
c.10-year: 6.21
Past performance does not mean that the Account will achieve similar performance in the future.
The average annual returns are after deduction of expenses and do not include Contract charges. If Contract charges were included, the returns shown would have been lower than those shown. Consult your Contract prospectus for information about Contract charges.

Average annual returns for the periods ended June 30, 2020:
a.1-year: -4.98
b.5-year: 5.98
c.10-year: 9.95
Past performance does not mean that the Portfolio will achieve similar performance in the future.
The average annual returns are after deduction of expenses and do not include Contract charges. If Contract charges were included, the returns shown would have been lower than those shown. Consult your Contract prospectus for information about Contract charges.

PLEASE RETAIN THIS SUPPLEMENT WITH YOUR PROSPECTUS

Pruco Life of New Jersey Insurance Company

Pruco Life of New Jersey Variable Contract Real Property Account
Supplement dated April 7, 2021 to the
Prospectus dated May 1, 2020

Attached hereto are Financial Statements of the Pruco Life of New Jersey Variable Contract Real Property Account and Financial Statements of The Prudential Variable Contract Real Property Partnership.

Appendix: Information about Pruco Life of New Jersey Variable Contract Real Property Account

Risk Factors
This "Risk Factors" section provides a summary of some of the significant risks. Many of these risks are interrelated and could occur under similar business and economic conditions, and the occurrence of certain of them may in turn cause the emergence or exacerbate the effect of others. Such a combination could materially increase the severity of the impact of these risks on our businesses, results of operations, financial condition and liquidity. Throughout this section “we”, “our”, and "Company" refer to Pruco Life Insurance Company of New Jersey.
Market fluctuations and general economic, market and political conditions may adversely affect our business and profitability.
Our business and our results of operations may be materially adversely affected by conditions in the global financial markets and by economic conditions generally.
Even under relatively favorable market conditions, our insurance and annuity products, as well as our investment returns and our access to and cost of financing, are sensitive to fixed income, equity, real estate and other market fluctuations and general economic, market and political conditions. These fluctuations and conditions could adversely affect our results of operations, financial position and liquidity, including in the following respects:
•The profitability of many of our insurance and annuity products depends in part on the value of the separate accounts supporting these products, which can fluctuate substantially depending on the foregoing conditions.
•A change in market conditions, such as high inflation and high interest rates, could cause a change in consumer sentiment and behavior adversely affecting sales and persistency of our savings and protection products. Conversely, low inflation and low interest rates could cause persistency of these products to vary from that anticipated and adversely affect profitability (as further described below). Similarly, changing economic conditions and unfavorable public perception of financial institutions can influence customer behavior, including increasing claims or surrenders in certain product lines.
Adverse capital market conditions could significantly affect our ability to meet liquidity needs, our access to capital and our cost of capital, including capital that may be required by the Company's subsidiaries. Under such conditions, we may seek additional debt or equity capital but may be unable to obtain it.
Adverse capital market conditions could affect the availability and cost of borrowed funds and could impact our ability to refinance existing borrowings, thereby ultimately impacting our profitability and ability to support or grow our businesses. We need liquidity to pay our operating expenses, interest and maturities on our debt and dividends on our capital stock. The principal sources of our liquidity are insurance premiums, annuity considerations, cash flow from our investment portfolio, and fees from separate account assets.
In the normal course of business, The Prudential Variable Real Property Partnership (the "Partnership") enters into loan agreements with certain lenders to finance its real estate investment transactions. Unfavorable economic conditions could increase related borrowing costs, limit access to the capital markets or result in a decision by lenders not to extend credit to the Partnership. There is no guarantee that the Partnership’s borrowing arrangements or ability to obtain leverage will continue to be available, or if available, will be available on terms and conditions acceptable to the Partnership. Further, these loan agreements contain, among other conditions, events of default and various covenants and representations. In the normal course of business, the Partnership may be in the process of renegotiating terms for loans outstanding that have passed their maturity dates. At December 31, 2020, the Partnership had no outstanding matured loans.
A decline in market value of the Partnership’s assets may also have particular adverse consequences in instances where the Partnership borrowed money based on the fair value of specific assets. A decrease in market value of these assets may result in the lender requiring the Partnership to post additional collateral or otherwise repay these loans.
In the event the Partnership’s current investment obligations are not refinanced or extended when they become due and/or the Partnership is required to repay such borrowings and obligations, management anticipates that the repayment of these obligations will be provided by operating cash flow, new debt refinancing, and/or real estate investment sales.
The companies offering the variable life insurance and variable annuity contracts and the Partnership are heavily regulated and changes in regulation may adversely affect our results of operations and financial condition.
Our business is subject to comprehensive regulation and supervision. The purpose of this regulation is primarily to protect our customers and not necessarily our shareholders or debt holders. Many of the laws and regulations to which we are subject, are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations. The financial market dislocations we have experienced have produced, and are expected to continue to produce, extensive changes in existing laws and regulations, and regulatory frameworks, applicable to our business.

Compliance with applicable laws and regulations is time consuming and personnel-intensive, and changes in these laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, and thereby have a material adverse effect on our financial condition or results of operations.
Changes in accounting requirements could negatively impact our reported results of operations and our reported financial position.
Accounting standards are continuously evolving and subject to change. For example, ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts, was issued by the Financial Accounting Standards Board (“FASB”) on August 15, 2018 and is expected to have a significant impact on our financial statements. The Company currently intends to adopt ASU 2018-12 effective January 1, 2023. While the effect on the financial statements of this accounting standard are under assessment, changes to the manner in which we account for insurance products, or other changes in accounting standards, could have a material effect on our reported results of operations and financial condition. ASU 2018-12 will impact, at least to some extent, the accounting and disclosure requirements for all long-duration insurance and investment contracts issued by the Company. In addition to the impacts to the balance sheet upon adoption, the Company also expects an impact to how earnings emerge thereafter. Further, changes in accounting standards may impose special demands on issuers in areas such as corporate governance, internal controls and disclosure, and may result in substantial conversion costs to implement.
Changes in U.S. federal income tax law or in the income tax laws of other jurisdictions in the U.S. in which we operate could make some of our products less attractive to consumers and also increase our tax costs.
The President, Congress, as well as state and local governments, may continue from time to time legislation that could increase the amount of corporate taxes we pay, thereby reducing earnings.
U.S. federal tax law generally permits tax deferral on the inside build-up of investment value of certain retirement savings, annuities and life insurance products until there is a contract distribution and, in general, excludes from taxation the death benefit paid under a life insurance contract. The Tax Cuts and Jobs Act of 2017 (the “Tax Act of 2017”) did not change these rules, though it is possible that some individuals with overall lower effective tax rates could be less attracted to the tax deferral aspect of the Company’s products. The general reduction in individual tax rates and elimination of certain individual deductions may also impact the Company depending on whether current and potential customers have more or less after-tax income to save for retirement and manage their mortality and longevity risk through the purchase of the Company’s products. Congress from time to time may enact other changes to the tax law that could make our products less attractive to consumers, including legislation that would modify the tax favored treatment of retirement savings, life insurance and annuities products.
The products we sell have different tax characteristics and in some cases generate tax deductions and credits for the Company. Changes in either the U.S. or foreign tax laws may negatively impact the deductions and credits available to the Company, including the ability of the Company to claim foreign tax credits with respect to taxes withheld on our investments supporting separate account products. These changes would increase the Company’s actual tax expense and reduce its consolidated net income. The profitability of certain products is significantly dependent on these characteristics and our ability to continue to generate taxable income, which is taken into consideration when pricing products and is a component of our capital management strategies. Accordingly, changes in tax law, our ability to generate taxable income, or other factors impacting the availability or value of the tax characteristics generated by our products, could impact product pricing and returns or require us to reduce our sales of these products or implement other actions that could be disruptive to our businesses.
Interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems, could harm our business.
We depend heavily on our telecommunication, information technology and other operational systems and on the integrity and timeliness of data we use to run our businesses and service our customers. These systems may fail to operate properly or become disabled as a result of events or circumstances wholly or partly beyond our control. Further, we face the risk of operational and technology failures by others, including clearing agents, exchanges and other financial intermediaries and of vendors and parties to which we outsource the provision of services or business operations. If these parties do not perform as anticipated, we may experience operational difficulties, increased costs and other adverse effects on our business. These risks are heightened by our offering of increasingly complex products, such as those that feature automatic rebalancing or re-allocation strategies, and by our employment of complex investment, trading and hedging programs.
Despite our implementation of a variety of security measures, our information technology and other systems could be subject to physical or electronic break-ins, unauthorized tampering or other security breaches, resulting in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to customers, or in the misappropriation of our intellectual property or proprietary information. Many financial services institutions and companies engaged in data processing have reported security breaches and service disruptions related to their websites or other systems, some of which have involved sophisticated and targeted attacks intended to obtain unauthorized access to confidential information, destroy data, disrupt or degrade service, sabotage systems or cause other damage, often through the introduction of computer viruses or malware, denial -of-service attacks and other means.
Despite our efforts to ensure the integrity of our systems, it is possible that we may not be able to anticipate or to implement effective preventive measures against all security breaches and disruptions of these types, especially because the techniques used change frequently or are not recognized until launched, and because cyber attacks can originate from a wide variety of sources, including third-parties outside of the Company such as persons who are involved with organized crime or who may be linked to terrorist organizations or hostile foreign governments, as well as external service providers. Those parties may also attempt to fraudulently induce employees, customers or other users of the Company’s systems to disclose sensitive information in order to gain access to our data or that of our customers or clients. In addition, while we have certain standards for all vendors that provide us services, our vendors, and in turn, their own service providers, may become subject to a security breach, including as a result of their failure to perform in accordance with contractual arrangements.
Security breaches or other technological failures may also result in regulatory inquiries, regulatory proceedings, regulatory and litigation costs, and reputational damage. We may incur reimbursement and other expenses, including the costs of litigation and litigation settlements and additional compliance costs. We may also incur considerable expenses in enhancing and upgrading computer systems and systems security following such a failure.
Interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems, whether due to actions by us or others, could delay or disrupt our ability to do business and service our customers, harm our reputation, result in a violation of applicable privacy and other laws, subject us to substantial regulatory sanctions and other claims, lead to a loss of customers and revenues, or financial loss to our customers and otherwise adversely affect our business.
The occurrence of natural or man-made disasters could adversely affect our operations, results of operations and financial condition.
The occurrence of natural disasters, including hurricanes, floods, earthquakes, tsunamis, tornadoes, fires, explosions, pandemic disease and man-made disasters, including acts of terrorism and military actions, could adversely affect our operations, results of operations or financial condition, including in the following respects:
•Catastrophic loss of life due to natural or man-made disasters could cause us to pay benefits at higher levels and/or materially earlier than anticipated and could lead to unexpected changes in persistency rates.
•A man-made or natural disaster, such as an earthquake in Japan, could result in disruptions in our operations, losses in our investment portfolio or the failure of our counterparties to perform, or cause significant volatility in global financial markets.
•A terrorist attack affecting financial institutions in the U.S. or elsewhere could negatively impact the financial services industry in general and our business operations, investment portfolio and profitability in particular.
•Pandemic disease, such as those caused by COVID-19, have had and could have a severe adverse effect on, global, national and local economies, Prudential Financial’s business, the business of the Partnership, as well as the Partnership’s tenants. The potential impact of the continuing COVID-19 pandemic and any future pandemic on Prudential Financial’s and the Partnership’s results of operations and financial position is variable, and would depend on numerous factors, including the effectiveness of vaccines and the rate of contagion, the regions of the world most affected and the effectiveness of treatment for the infected population. In addition to the potential consequences listed above, these same factors may cause prospective tenants of the Partnership to delay their leasing decisions or choose to lease less space.
The above risks are more pronounced in respect of geographic areas, including major metropolitan centers, where we have concentrations of customers, including under group and individual life insurance, concentrations of employees or significant operations, and in respect of countries and regions in which we operate subject to a greater potential threat of military action or conflict. Ultimate losses would depend on the rates of mortality and morbidity among various segments of the insured population, the collectability of reinsurance, the possible macroeconomic effects on our asset portfolio, the effect on lapses and surrenders of existing policies, as well as sales of new policies and other variables.
There can be no assurance that our business continuation plans and insurance coverages would be effective in mitigating any negative effects on our operations or profitability in the event of a terrorist attack or other disaster.
Finally, climate change may increase the frequency and severity of weather related disasters and pandemics. In addition, climate change regulation may affect the prospects of companies and other entities whose securities we hold, or our willingness to continue to hold their securities. It may also impact other counterparties, including reinsurers, and affect the value of investments, including real estate investments we hold or manage for others. We cannot predict the long-term impacts on us from climate change or related regulation.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Owners of the contracts may participate by allocating all or part of the net premiums or purchase payments to Pruco Life of New Jersey Variable Contract Real Property Account ("Real Property Account"). Contract values vary with the performance of the Real Property Account’s investments through the Partnership. Participating interests in the Real Property Account are not traded in any public market; therefore, a discussion of market information is not relevant.
As of December 31, 2020, 1,406 contract owners of record held investments in the Real Property Account.
Selected Financial Data
The Partnership Results of Operations and Financial Position are summarized as follows:

	Year Ended December 31,
CONSOLIDATED RESULTS OF OPERATIONS:	2020	2019	2018	2017	2016
Total Investment Income	$23,404,348	$24,284,192	$23,363,399	$22,810,587	$22,829,303
Net Investment Income	$4,906,869	$6,530,478	$7,159,977	$7,286,442	$7,874,446
Net Recognized and Unrealized Gain (Loss) on Investments	(40,881,498)	(950,818)	1,565,175	4,778,649	3,003,702
Net Increase (Decrease) in Net Assets Resulting From Operations	$(35,974,629)	$5,579,660	$8,725,152	$12,065,091	$10,878,148

CONSOLIDATED FINANCIAL POSITION:
	Year Ended December 31,
	2020	2019	2018	2017	2016
Total Assets	$264,520,518	$334,242,491	$330,728,011	$328,824,566	$320,397,053
Investment Level Debt	$62,335,452	$95,408,334	$99,227,994	$96,905,747	$93,958,234

Management’s Discussion and Analysis of Financial Condition and Results of Operations
All assets of the Real Property Account are invested in the Partnership. Accordingly, the liquidity and capital resources and results of operations for the Real Property Account are contingent upon those of the Partnership. Therefore, this Management’s Discussion and Analysis of Financial Condition and Results of Operations addresses these items at the Partnership level. The general partners in the Partnership are The Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey (collectively, the “General Partners”).
The following discussion and analysis of the liquidity and capital resources and results of operations of the Partnership should be read in conjunction with the audited financial statements of the Real Property Account and the audited consolidated financial statements of the Partnership and the related Notes included in this filing.
This section of this Form S-1 generally discusses 2020 and 2019 items and year-to-date comparisons between 2020 and 2019. Discussions of 2018 items and year-to-year comparisons between 2019 and 2018 that are not included in this Form S-1 can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part I, Appendix Section A of the Partnership's Form S-1 for the fiscal year ended December 31, 2019.
(a) Liquidity and Capital Resources
As of December 31, 2020, the Partnership’s liquid assets, consisting of cash and cash equivalents, were approximately $47.6 million, an increase of approximately $32.9 million from $14.7 million as of December 31, 2019. The increase was primarily due to $67.0 million in net proceeds from the sales of three properties: the retail property in North Fort Meyers. FL, the retail property in Ocean City, MD, and the apartment property in Austin, TX. This increase was partially offset by $33.5 million in principal payments on investment level debt, primarily from the sale of the three real estate investments mentioned above.
Sources of liquidity included net cash flow from property operations, mortgage debt on real estate investments, and interest from cash equivalents. The Partnership uses cash for its real estate investment activities and for distributions to its General Partners. As of December 31, 2020, approximately 18.0% of the Partnership’s total assets consisted of cash and cash equivalents.
The following table sets forth a summary regarding the Partnership's known contractual obligations, including required interest payments for those items that are interest bearing as of December 31, 2020 (amounts in millions).

	Amounts Due During Years Ending December, 31
	2021	2022	2023	2024	2025	Thereafter	Total
Mortgage Loans Payable:
Principal Payments	$18.8	$12.9	$11.5	$0.2	$19.2	$—	$62.6
Interest Payments (1)	1.8	1.5	0.8	0.7	0.1	—	4.9
Total Mortgage Loans Payable	$20.6	$14.4	$12.3	$0.9	$19.3	$—	$67.5
Total Contractual Obligations	$20.6	$14.4	$12.3	$0.9	$19.3	$—	$67.5
(1) These amounts represent interest payments due on mortgage loans payable based on stated rates at December 31, 2020.
(b) Results of Operations for the years ended December 31, 2020 and December 31, 2019
The following is a comparison of the Partnership’s results of operations for the years ended December 31, 2020 and December 31, 2019.
Net investment income overview
The Partnership’s net investment income attributable to the General Partners’ controlling interest for the year ended December 31, 2020 was approximately $4.9 million, a decrease of approximately $1.2 million from the prior year. The decrease in net investment income attributable to the General Partners’ controlling interest was primarily due to a decrease of $0.9 million in the retail sector’s net investment income from the prior year, and a $0.3 million decrease in other expenses from prior year.

Valuation overview
The Partnership recorded net recognized and unrealized losses attributable to the General Partners’ controlling interest of approximately $34.5 million for the year ended December 31, 2020, an increase in net recognized and unrealized losses of $34.5 million from the prior year. The increase in net recognized and unrealized losses is primarily due to the increase in recognized losses on retail properties of $15.6 million from prior year, higher valuation decreases in the retail sector of $9.6 million from the prior year, higher net valuation decreases in the apartment sector of $6.2 million from the prior year, higher net valuation decreases in the storage sector of $5.7 million from prior year, partially offset by a higher recognized gain in the apartment sector of $2.6 million from the prior year.
The following table presents a comparison of the Partnership’s sources of net investment income (loss) attributable to the General Partners’ controlling interest and net recognized and unrealized gains (losses) attributable to the General Partners’ controlling interest for the years ended December 31, 2020 and 2019.

	Year Ended December 31,
	2020	2019
Net Investment Income (Loss):
Apartment properties	$3,610,676	$3,689,679
Retail properties	4,855,425	5,790,969
Storage properties	463,904	364,049
Other (including interest income, investment management fees, etc.)	(4,039,976)	(3,760,645)
Total Net Investment Income	$4,890,029	$6,084,052
Net Recognized Gain (Loss) on Real Estate Investments:
Apartments properties	2,579,162	—
Retail properties	(15,553,066)	—
Net Recognized Gain (Loss) on Real Estate Investments	$(12,973,904)	$—
Net Unrealized Appreciation (Depreciation) on Real Estate Investments:
Apartment properties	$(1,543,551)	$4,631,844
Retail properties	(16,791,627)	(7,142,597)
Storage properties	(3,210,810)	2,484,692
Net Unrealized Appreciation (Depreciation) on Real Estate Investments	(21,545,988)	(26,061)
Net Recognized and Unrealized Gain (Loss) on Real Estate Investments	$(34,519,892)	$(26,061)
Increase/(Decrease) in Net Assets	$(29,629,863)	$6,057,991

APARTMENT PROPERTIES

Year Ended December 31,	Net Investment Income/(Loss) 2020	Net Investment Income/(Loss) 2019	Recognized/Unrealized Gain/(Loss) 2020	Recognized/Unrealized Gain/(Loss) 2019	Occupancy 2020	Occupancy 2019
Property
Austin, TX	$1,218,010	$1,093,741	$2,579,162	$1,777,139	SOLD	93%
Charlotte, NC	375,846	466,899	2,915,556	116,486	91%	94%
Seattle, WA #1	584,424	736,655	(235,584)	1,153,571	90%	95%
Seattle, WA #2	1,074,208	1,051,121	(139,453)	670,869	88%	98%
Maplewood, NJ	314,637	353,097	(3,710,674)	(121,519)	78%	88%
Chicago, IL (1)	43,551	(11,834)	(373,396)	1,035,298	88%	53%
	$3,610,676	$3,689,679	$1,035,611	$4,631,844

(1) Increase in YOY Occupancy % due to the asset completing development and now in lease up
Net investment income/(loss)
Net investment income attributable to the General Partners’ controlling interest for the Partnership’s apartment properties was approximately $3.6 million for the year ended December 31, 2020, which represents a decrease of approximately $0.1 million from the prior year.
Recognized and unrealized gain/(loss)
The apartment properties owned by the Partnership produced a net recognized and unrealized gain attributable to the General Partners’ controlling interest of approximately $1.0 million for the year ended December 31, 2020 compared with a net unrealized gain attributable to the General Partners’ controlling interest of approximately $4.6 million from the prior year. The net recognized and unrealized gain attributable to the General Partners’ controlling interest for the year ended December 31, 2020 was primarily due to attractive pricing on the sales of the Austin, TX property in December 2020 and the Charlotte, NC property (sold in January 2021) due to strong growth prospects in these markets and attractive debt availability. Partially offsetting these recognized gains were unrealized losses at the Maplewood, NJ property, as rents and vacancy have been impacted by COVID-19.

RETAIL PROPERTIES

Year Ended December 31,	Net Investment Income/(Loss) 2020	Net Investment Income/(Loss) 2019	Recognized/Unrealized Gain/(Loss) 2020	Recognized/Unrealized Gain/(Loss) 2019	Occupancy 2020	Occupancy 2019
Property
Hampton, VA	$445,355	$661,351	$(7,544,662)	$(2,742,444)	50%	48%
Ocean City, MD	951,866	1,173,021	(15,317,619)	(470,956)	SOLD	96%
Westminster, MD	1,375,069	1,358,662	(4,100,240)	(3,502,311)	96%	96%
Roswell, GA	1,312,676	1,274,214	(646,725)	48,423	100%	100%
North Fort Myers, FL	5,400	529,405	(235,447)	(1,231,530)	SOLD	88%
Norcross, GA	765,059	794,316	(4,500,000)	756,221	100%	100%
	$4,855,425	$5,790,969	$(32,344,693)	$(7,142,597)

Net investment income/(loss)
Net investment income attributable to the General Partners’ controlling interest for the Partnership’s retail properties was approximately $4.9 million for the year ended December 31, 2020, which represents a decrease of approximately $0.9 million from the prior year. Approximately $0.5 million of the decrease is due to the sale of the North Fort Meyers, FL property in the first quarter of 2020, as well as lower rental revenues at the Hampton, VA and Ocean City, MD properties due to vacancies and store closings due to the COVID-19 pandemic
Recognized and unrealized gain/(loss)
The retail properties owned by the Partnership produced a net recognized and unrealized loss attributable to the General Partners’ controlling interest of approximately $32.3 million for the year ended December 31, 2020, compared with a net unrealized loss attributable to the General Partners’ controlling interest of approximately $7.1 million from the prior year. The net recognized and unrealized loss attributable to the General Partners’ controlling interest for the year ended December 31, 2020 was most notable at the Ocean City, MD property, as elevated rollover and credit concerns increased the perceived risk of the asset, which was sold in December 2020. In addition, the Hampton, VA, Norcross, GA and Westminster, MD properties, experienced valuation decreases as the sector struggled with the perceived risk from the COVID-19 challenges.

STORAGE PROPERTIES

	Net Investment Income/(Loss) 2020	Net Investment Income/(Loss) 2019	Recognized/Unrealized Gain/(Loss) 2020	Recognized/Unrealized Gain/(Loss) 2019	Occupancy 2020	Occupancy 2019
Property
Miami, FL	$463,904	$364,049	$(3,210,810)	$2,484,692	91%	94%
Net investment income/(loss)
Net investment income attributable to the General Partners’ controlling interest related to the Partnership’s storage property was $0.5 million for the year ended December 31, 2020, compared to $0.4 million for the year ended December 31, 2019. This property was acquired vacant in August 2017 and has been in lease-up since that time.
Recognized and Unrealized gain/(loss)
The storage property owned by the Partnership produced a net unrealized loss attributable to the General Partners’ controlling interest of approximately $3.2 million for the year ended December 31, 2020, compared to a net unrealized gain of $2.5 million for the year ended December 31, 2019. This property experienced a valuation decline largely due to additional supply impacting rental rates.
Other
Other net investment expense mainly includes investment management fees, other portfolio level expenses and interest income. Other net investment expense attributable to the General Partners’ controlling interest was approximately $4.04 million for the year ended December 31, 2020, which represents an increase of approximately $0.3 million from the prior year. The increase in other net investment expense is primarily due to a decrease of $0.3 million in interest income.

(c) Inflation
A majority of the Partnership's leases with its commercial tenants provide for recoveries of expenses based upon the tenant's proportionate share of, and/or increases in real estate taxes and certain operating costs, which may partially reduce the Partnership's exposure to increases in operating costs resulting from inflation. The Partnership is not able to recover any expenses in unleased space.
Critical Accounting Policies
The preparation of financial statements in conformity with U.S. GAAP requires the application of accounting policies that often involve a significant degree of judgment. Management reviews critical estimates and assumptions on an ongoing basis. If management determines, as a result of its consideration of facts and circumstances, that modifications in assumptions and estimates are appropriate, results of operations and financial position as reported in the audited financial statements of the Real Property Account and the consolidated financial statements of the Partnership may change significantly.
The following sections discuss the critical accounting policies applied in preparing the financial statements of the Real Property Account and the consolidated financial statements of the Partnership that are most dependent on the application of estimates and assumptions.
Valuation of Investments
Real estate investments are carried at fair value. Properties owned are initially recorded at the purchase price plus closing costs. Development costs and major renovations are capitalized as a component of cost, and routine maintenance and repairs are charged to expense as incurred. Real estate costs include the cost of acquired property, including all the tangible and intangible assets. Tangible assets include the value of all land, building and tenant improvements at the time of acquisition. Intangible assets include the value of any above and below market leases, in-place leases, and tenant relationships at the time of acquisition.
In general, fair value estimates are based upon property appraisal reports prepared by independent real estate appraisers (members of the Appraisal Institute or an equivalent organization) within a reasonable amount of time following acquisition of the real estate and no less frequently than annually thereafter. The Chief Real Estate Appraiser of PGIM, Inc. (“PGIM”) is responsible for assuring that the valuation process provides independent and reasonable property fair value estimates. PGIM is an indirectly owned subsidiary of Prudential Financial. An unaffiliated third party has been appointed by PGIM to assist the Chief Real Estate Appraiser in maintaining and monitoring the independence and the accuracy of the appraisal process. The fair value of real estate investments does not reflect the transaction sale costs, which may be incurred upon disposition of the real estate investments.
The purpose of an appraisal is to estimate the fair value of real estate as of a specific date. In accordance with FASB authoritative guidance on fair value measurements and disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The estimate of fair value is based on the conventional approaches to value, all of which require the exercise of subjective judgment. The three approaches are: (1) current cost of reproducing the real estate less deterioration and functional and economic obsolescence; (2) discounting a series of income streams and reversion at a specific yield or by directly capitalizing a single year income estimate by an appropriate factor; and (3) value indicated by recent sales of comparable real estate in the market. Key inputs and assumptions include rental income and expense amounts, related rental income and expense growth rates, discount rates and capitalization rates. In the reconciliation of these three approaches, the independent appraiser uses one or a combination of them to determine the approximate value for the type of real estate in the market.
Cash equivalents include short-term investments with maturities of three months or less when purchased.
Other Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements of the Real Property Account and the consolidated financial statements of the Partnership and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ITEM 3. Quantitative and Qualitative Disclosures about Market Risk
The table below discloses the Partnership’s investment level debt as of December 31, 2020. The fair value of the Partnership’s long-term investment level debt is affected by changes in market interest rates. The following table presents principal cash flows based upon maturity dates of the debt obligations and the related weighted-average interest rates by expected maturity dates for the debt.

Investment level debt ($ in 000s), including current portion	2021	2022	2023	2024	2025	Thereafter	Total	Estimated Fair Value
Weighted Average Fixed Interest Rate	3.84%	3.82%	3.66%	3.64%	3.51%	—%	3.69%
Future Annual Principal Payments	$18,830	$12,867	$11,455	$210	$19,200	$—	$62,562	$62,562
Credit Risk – The Partnership is exposed to market risk from tenants. While the Partnership has not experienced any significant credit losses, in the event of significant increases in interest rates and/or an economic downturn, tenant delinquencies could increase and result in losses to the Partnership and the Real Property Account that could adversely affect operating results and liquidity.
Market Conditions
The U.S. economy is continuing to recover from disruptions caused by the COVID-19 outbreak. Economic activity and employment remain well below pre-pandemic levels and the pace of recovery is now being dictated by the pace of vaccinations. While additional stimulus should help strengthen the economy, a prolonged vaccine rollout period raises the risk that the K-shaped nature of the economic recovery, with some parts of the economy doing very well while others lag far behind, continues through this year and potentially longer.
Private real estate returns decreased over the past year but are already improving, with the second quarter of 2020 expected to be the cyclical trough for investment performance. The stabilization in values and improving performance masks very uneven trends across property types and subtypes.. Industrial returns remain high while retail continues to post negative total returns, though non-discretionary retail formats are faring better.
Property Markets
Generally healthy financial conditions are supporting a quick normalization of capital markets. Transactions activity dipped mid-year but had recovered to pre-pandemic levels in the fourth quarter, with industrial and multifamily transactions making up the bulk of activity. Liquidity is likely to remain highly uneven across property types, with retail being the most impacted property type from COVID-19.
Apartment: Apartment market occupancies and rents fell in 2020, but the greatest impact was seen in the largest urban markets, where rent losses have been steepest. In contrast, suburban and sunbelt locations have held up considerably better. Occupancies in most markets remain high by historical standards. Multifamily permitting levels remain elevated and the existing supply pipeline substantial, which will limit the scope of near-term rent increases
Retail: Retail occupier markets continue to suffer the greatest impact from the COVID-19 outbreak. Most retail goods stores throughout the country have reopened although footfall among retailers remains well below pre-COVID-19 levels. Conditions vary greatly by segment. In addition to service and restaurant tenants, department store and apparel tenants have seen the greatest declines in activity, impacting malls and lifestyle centers disproportionately. In contrast, necessity-based retail including big box and grocery-anchored centers have held up considerably better, even as consumers have increased their use of online grocery shopping.
Office: Office market conditions remain challenging. Many office workers are still working from home and leasing activity has dropped considerably as many tenants reassess long-term office space needs. As a result, vacancies continue to trend higher and rents are falling. Office demand faces both near-term and long-term headwinds due to ongoing employee densification and slower growth in the labor force.
Industrial: The industrial sector has been much more resilient than during prior downturns. This is due to momentum from e-commerce demand that was strong heading into 2020 and then strengthened still further as consumers fearful of COVID-19 shifted more buying online. Industrial rent growth remained positive in 2020 in nearly all markets.

Storage: Occupancy and rent levels are stabilizing. Construction activity is moderating, and home sales and COVID-related disruptions have bolstered demand. As the existing supply overhang is absorbed, revenue growth expectations in the near term are low relative to the past cycle, but the nature of storage with its very low expenses and high payout ratio should support investment performance.
.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.

Directors, Executive Officers and Corporate Governance
SUSAN M. MANN, Director, Chief Financial Officer, Chief Accounting Officer, and Vice President (current term expires March 2022) – Vice President and Chief Financial Officer, Finance, Prudential Individual Life Insurance for Prudential Financial since September 2019. Previously, she served as Senior Vice President and Chief Financial Officer, Annuities for Lincoln Financial from May 2011 to August 2019. Age 65.

CAROLINE A. FEENEY, Director (current term expires March 2022) – CEO of US Insurance and Retirement Business since January 2021. Previously, she served as the Chief Executive Officer, Individual Solutions Group for Prudential Financial from January 2021 to June 2018, which comprises Prudential Annuities, Prudential Individual Life Insurance and Prudential Advisors. Previously, she served as President, Prudential Individual Life Insurance and Prudential Advisors for Prudential Financial from November 2017 to May 2018; and President, Prudential Advisors for Prudential Financial from September 2012 to October 2017. Age 51.

SALENE HITCHCOCK-GEAR, Director (current term expires March 2022) – President, Prudential Individual Life Insurance for Prudential Financial since June 2018, which includes Prudential Advisors. Previously, she served as Vice President and Chief Operating Officer, Prudential Advisors for Prudential Financial from May 2017 to June 2018. Prior to joining Prudential, Ms. Hitchcock-Gear served as President and Chief Executive Officer for Ameritas Investment Corp. from February 2003 to May 2017. Age 57.

MARKUS COOMBS, Director and Vice President (current term expires March 2022) – Vice President, Finance at Prudential Financial since February 2020. Previously, he served as head of Prudential's Insurance Risk Management & Model Risk Management functions within Enterprise Risk Management from January 2016 to February 2020. Prior to joining Prudential in 2016, Markus served as head of Life Actuarial Practices, Controls, and Value of New Business at AIG from February 2013 to January 2016. Before joining AIG, Markus held several roles at AXA Equitable, including head of Economic Value from December 2011 to February 2013, and head of Product Risk Management from June 2009 to December 2011. Prior to those roles, Markus held Life Insurance Pricing and Product Development positions with AXA and HSBC within the U.S. and in the U.K. from June 1997 to June 2009. Age 44.

NANDINI MONGIA, Director and Treasurer (current term expires March 2022) – Senior Vice President and Treasurer for Prudential Financial since December 2018. Previously she served as Vice President and Chief Financial Officer, Prudential Retirement for Prudential Financial from January 2017 to December 2018. Prior to joining Prudential, she served as Managing Director for Credit Suisse from August 2011 to December 2016. Age 47.

DYLAN J. TYSON, Director, Chief Executive Officer, and President (current term expires March 2022) – President, Prudential Annuities for Prudential Financial since December 2019. Previously, he served as President and Chief Executive Officer, Insurance for The Prudential Life Insurance of Korea from September 2017 to November 2019; and Chief Strategy Officer, Insurance for The Prudential Life Insurance of Korea from April 2015 to September 2017. Age 48.

CANDACE J. WOODS, Director (current term expires March 2022) – Senior Vice President and Chief Actuary for Prudential Financial since November 2017. Previously, she served as Vice President and Chief Actuary, the Center of Excellence for Prudential Financial from July 2017 to November 2017; and Vice President and International Chief Actuary, Prudential International Insurance for Prudential Financial from June 2013 to June 2017. Age 60.

EXECUTIVE OFFICERS

LYNN K. STONE, Chief Legal Officer, Secretary and Vice President – Chief Legal Officer, Individual Solutions Group and Prudential Annuities for Prudential Financial since January 2018 and October 2019, respectively. Previously, she served as Chief Legal Officer, Prudential Individual Life Insurance for Prudential Financial from March 2017 to January 2020; Chief Legal Officer, Prudential Annuities for Prudential Financial from February 2015 to March 2017; and Chief Counsel, Prudential Individual Life Insurance and Annuity Operations and Prudential Reinsurance for Prudential Financial from December 2013 to January 2015. Age 62.

TODD BRYDEN, Chief Actuary and Senior Vice President (current term expire March 2022) – Todd has held the title of Vice President and Actuary since April 2007 at Prudential. He has held several positions with this title, including Life Chief Actuary since January 2019, Annuity Pricing Lead from January 2014 to December 2018, Retirement Income Chief Actuary from July 2010 to December 2013, and Retirement Expense Lead from April 2007 to June 2010. Previously, he held the title of Director, Actuary where he served as the BFO Tax Exempt Segment of Retirement at Prudential from March 2005 until March 2007. Age 45.

The business address of all directors and officers of Pruco Life of New Jersey is 213 Washington Street, Newark, New Jersey 07102-2992. Pruco Life of New Jersey directors and officers are elected annually.

Code of Ethics
We have adopted Prudential Financial’s code of business conduct and ethics, known as “Making the Right Choices,” which applies to our Chief Executive Officer, Chief Financial Officer and our Principal Accounting Officer, as well as to our directors and all other employees. Making the Right Choices is posted on Prudential Financial’s website at www.investor.prudential.com.
In addition, we have adopted Prudential Financial’s Corporate Governance Guidelines, which we refer to herein as the “Corporate Governance Principles and Practices.” Prudential Financial’s Corporate Governance Principles and Practices are available free of charge at www.investor.prudential.com.
Executive Compensation
The Real Property Account does not pay any fees, compensation or reimbursement to any Director or Officer of the Registrant.
Certain Relationships and Related Transactions, and Director Independence
See Related Party Transactions in Note 10 of Notes to the Consolidated Financial Statements of the Partnership.
The Registrant is a separate investment account of Pruco Life Insurance Company of New Jersey, which is a wholly-owned subsidiary of Pruco Life Insurance Company ("Pruco Life"). Pruco Life is a wholly owned subsidiary of The Prudential Insurance Company of America ("Prudential"), which is a wholly-owned subsidiary of Prudential Financial, Inc. ("Prudential Financial"). All Directors and Executive Officers of the Registrant are employees and officers of Prudential.
Principal Accounting Fees and Services
The Audit Committee of the Board of Directors of Prudential Financial has appointed PricewaterhouseCoopers, LLP as the independent registered public accounting firm of Prudential Financial and certain of its domestic and international subsidiaries, including the Registrant. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. Fees related to such services are hereby incorporated by reference to the section entitled Item 2 - Ratification of the Appointment of Independent Auditors in Prudential Financial's definitive proxy statement for the Annual Meeting of Shareholders to be held on May 11, 2021, to be filed by Prudential Financial with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after December 31, 2020.

Financial Statements and Supplementary Data

Other
101.INS -XBRL    Instance Document.
101.SCH -XBRL    Taxonomy Extension Schema Document.
101.CAL -XBRL    Taxonomy Extension Calculation Linkbase Document.
101.LAB -XBRL    Taxonomy Extension Label Linkbase Document.
101.PRE -XBRL    Taxonomy Extension Presentation Linkbase Document.
101.DEF -XBRL    Taxonomy Extension Definition Linkbase Document.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Pruco Life Insurance Company of New Jersey
and the Contract Owners of
Pruco Life of New Jersey Variable Contract Real Property Account

Opinion on the Financial Statements

We have audited the accompanying statements of net assets of Pruco Life of New Jersey Variable Contract Real Property Account (the "Account") as of December 31, 2020 and 2019, and the related statements of operations and changes in net assets for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Account as of December 31, 2020 and 2019, and the results of its operations and changes in its net assets for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Pruco Life Insurance Company of New Jersey’s management. Our responsibility is to express an opinion on the Account’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Account in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the financial statements and (ii) involved our especially challenging, subjective, or complex judgments. We determined there are no critical audit matters.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 31, 2021

We have served as the Account’s auditor since 1996.

FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2020

STATEMENTS OF NET ASSETS
December 31, 2020 and 2019

	December 31, 2020	December 31, 2019
ASSETS
Investment in The Prudential Variable Contract Real Property Partnership	$8,796,142	$10,130,024
Net Assets	$8,796,142	$10,130,024
NET ASSETS, representing:
Equity of contract owners	$5,527,399	$6,712,064
Equity of Pruco Life Insurance Company of New Jersey	3,268,743	3,417,960
	$8,796,142	$10,130,024
Portfolio shares held	194,857	194,857
Portfolio net asset value per share	$45.14	$51.99
Contract owner units outstanding	1,486,174	1,557,848

STATEMENTS OF OPERATIONS
For the years ended December 31, 2020, 2019 and 2018

	December 31, 2020	December 31, 2019	December 31, 2018
INVESTMENT INCOME
Net investment income allocated from The Prudential Variable Contract Real Property Partnership	$220,141	$273,893	$305,169
EXPENSES
Charges for mortality and expense risk, and for administration	35,099	38,629	39,702
NET INVESTMENT INCOME	185,042	235,264	265,467
NET RECOGNIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net unrealized appreciation (depreciation) on investments allocated from The Prudential Variable Contract Real Property Partnership	(969,960)	(1,173)	74,000
Net recognized gain (loss) on investments allocated from The Prudential Variable Contract Real Property Partnership	(584,062)	—	—
NET GAIN (LOSS) ON INVESTMENTS	(1,554,022)	(1,173)	74,000
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(1,368,980)	$234,091	$339,467
STATEMENTS OF CHANGES IN NET ASSETS
For the years ended December 31, 2020, 2019 and 2018

	December 31, 2020	December 31, 2019	December 31, 2018
OPERATIONS
Net investment income	$185,042	$235,264	$265,467
Net unrealized appreciation (depreciation) on investments allocated from The Prudential Variable Contract Real Property Partnership	(969,960)	(1,173)	74,000
Net recognized gain (loss) on investments allocated from The Prudential Variable Contract Real Property Partnership	(584,062)	—	—
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	(1,368,980)	234,091	339,467
CAPITAL TRANSACTIONS
Net contributions (withdrawals) by contract owners	(290,338)	(284,247)	(374,892)
Net contributions (withdrawals) by Pruco Life Insurance Company of New Jersey	325,436	322,876	170,780
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM CAPITAL TRANSACTIONS	35,098	38,629	(204,112)
TOTAL INCREASE (DECREASE) IN NET ASSETS	(1,333,882)	272,720	135,355
NET ASSETS
Beginning of year	10,130,024	9,857,304	9,721,949
End of year	$8,796,142	$10,130,024	$9,857,304
The accompanying notes are an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2020

Note 1: General
Pruco Life of New Jersey Variable Contract Real Property Account (the “Real Property Account” or the “Registrant”) was established on October 30, 1987 by resolution of the Board of Directors of Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey” or the “Company”), as a separate investment account pursuant to New Jersey law and is registered under the Securities Act of 1933, as amended. Pruco Life of New Jersey is a wholly-owned subsidiary of Pruco Life Insurance Company ("Pruco Life"). Pruco Life is a wholly-owned subsidiary of The Prudential Insurance Company of America (“Prudential”), which is a wholly-owned subsidiary of Prudential Financial, Inc. (“Prudential Financial”). The assets of the Real Property Account are segregated from Pruco Life of New Jersey’s other assets. The Real Property Account is used to fund benefits under certain variable life insurance and variable annuity contracts issued by Pruco Life of New Jersey. These products are Variable Appreciable Life (“VAL”), Variable Life Insurance (“VLI”), Discovery Plus (“SPVA”), and Discovery Life Plus (“SPVL”).
The assets of the Real Property Account are invested in The Prudential Variable Contract Real Property Partnership (the “Partnership”). The Partnership is the investment vehicle for assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts. The Real Property Account, along with Pruco Life Variable Contract Real Property Account and The Prudential Variable Contract Real Property Account, are the sole investors in the Partnership. These financial statements should be read in conjunction with the accompanying audited consolidated financial statements of the Partnership.
The Partnership has a policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.
COVID-19 - Beginning in the first quarter of 2020, the outbreak of the novel coronavirus (“COVID-19”) has resulted in extreme stress and disruption in the global economy and financial markets, and has adversely impacted, and may continue to adversely impact, the financial performance of the Partnership in which the Real Property Account invests. Due to the highly uncertain nature of these conditions, it is not possible to estimate the ultimate impacts at this time. Management will continue to monitor developments, and their impact on the fair value of the Partnership, which may be materially adversely affected if the financial markets and/or the overall economy are impacted for an extended period.
Note 2: Summary of Significant Accounting Policies
A.    Basis of Accounting
The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of
America (“U.S. GAAP”). The Real Property Account has evaluated subsequent events through the date these financial statements were issued, and an adjustment or disclosure is required in the financial statements. See Note 10 for more information.
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates include valuation of the investment in the Partnership.
B.    Investment in Partnership Interest
The investment in the Partnership is based on the Real Property Account’s proportionate interest of the Partnership’s fair value. At December 31, 2020 and 2019, the Real Property Account’s share of the general partners' controlling interest of the Partnership was 4.5% or 194,857 shares and 4.5% or 194,857 shares, respectively. Properties owned by the Partnership are illiquid and their fair value is based on estimated fair value as disclosed in the notes to the consolidated financial statements of the Partnership.
C.    Income Recognition
Net investment income or loss and recognized gains and losses are allocated based upon the average daily net assets for the investment in the Partnership. Amounts are based on the Real Property Account’s proportionate interest in the Partnership. All changes in fair value are recorded as net change in unrealized appreciation (depreciation) on investments in the Statement of Operations.
D.    Equity of Pruco Life Insurance Company of New Jersey
Pruco Life of New Jersey maintains a position in the Real Property Account for liquidity purposes, including unit purchases and redemptions, Partnership share transactions, and expense processing. The position does not affect contract owners’ accounts or the related unit values.

NOTES TO THE FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2020

Note 2: Summary of Significant Accounting Policies (continued)
There were no cash transactions at the Real Property Account level for the years ended December 31, 2020, 2019 and 2018 as all of the transactions are settled by Pruco Life of New Jersey on behalf of the Real Property Account through a redemption or an issuance of units. Therefore, no statement of cash flows is presented for the years ended December 31, 2020, 2019 and 2018.
Note 3: Taxes
Pruco Life of New Jersey is taxed as a “life insurance company”, as defined by the Internal Revenue Code. The results of operations of the Real Property Account form a part of Prudential Financial’s consolidated federal tax return. Under current federal, state and local law, no federal, state or local income taxes are payable by the Real Property Account. As such, no provision for the tax liability has been recorded in these financial statements. Prudential management will review periodically the status of the policy in the event of changes in the tax law.
Note 4: Net Contributions (Withdrawals) by Contract Owners
Net contributions (withdrawals) by contract owners for the Real Property Account by product for the years ended December 31, 2020, 2019 and 2018 were as follows:

December 31, 2020	VAL	VLI	SPVA	SPVL	TOTAL
Contract owner net payments	$202,296	$24,424	$—	$—	$226,720
Policy loans	(54,789)	(5,221)	—	—	(60,010)
Policy loan repayments and interest	115,177	5,394	—	—	120,571
Surrenders, withdrawals and death benefits	(277,284)	(71,484)	—	—	(348,768)
Net transfers from/(to) other subaccounts or fixed rate option	(56,157)	(4,703)	—	(6,355)	(67,215)
Miscellaneous transactions	2,372	1,273	—	(2)	3,643
Administrative and other charges	(138,896)	(25,932)	—	(451)	(165,279)
	$(207,281)	$(76,249)	$—	$(6,808)	$(290,338)

December 31, 2019	VAL	VLI	SPVA	SPVL	TOTAL
Contract owner net payments	$177,039	$27,081	$—	$—	$204,120
Policy loans	(74,651)	(6,966)	—	—	(81,617)
Policy loan repayments and interest	216,440	8,051	—	—	224,491
Surrenders, withdrawals and death benefits	(333,384)	(28,366)	—	(15,621)	(377,371)
Net transfers from/(to) other subaccounts or fixed rate option	(32,272)	(42,322)	—	—	(74,594)
Miscellaneous transactions	(161)	(27)	—	45	(143)
Administrative and other charges	(148,456)	(29,926)	—	(751)	(179,133)
	$(195,445)	$(72,475)	$—	$(16,327)	$(284,247)

December 31, 2018	VAL	VLI	SPVA	SPVL	TOTAL
Contract owner net payments	$198,409	$28,735	$—	$—	$227,144
Policy loans	(77,237)	(9,334)	—	—	(86,571)
Policy loan repayments and interest	102,532	22,839	—	—	125,371
Surrenders, withdrawals and death benefits	(250,123)	(74,487)	—	—	(324,610)
Net transfers from/(to) other subaccounts or fixed rate option	(85,925)	(46,787)	—	—	(132,712)
Miscellaneous transactions	(253)	(106)	—	—	(359)
Administrative and other charges	(151,478)	(30,941)	—	(736)	(183,155)
	$(264,075)	$(110,081)	$—	$(736)	$(374,892)

NOTES TO THE FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2020

Note 5: Partnership Distributions
For the year ended December 31, 2020 and 2019, the Partnership made no distributions. For the year ended December 31, 2018, the Partnership distributed a total of $5.0 million which occurred on December 27, 2018. The Real Property Account's share of this distribution was $0.2 million.
For the years ended December 31, 2020, 2019 and 2018, there were no purchases of the Partnership by the Real Property Account.
Note 6: Unit Activity
The changes in contract owner units outstanding for the Real Property Account by product for the years ended December 31, 2020, 2019 and 2018 were as follows:

December 31, 2020
	VAL	VLI	SPVA	SPVL	TOTAL
Units issued:	24,848	3,668	—	—	28,516
Units redeemed:	(76,713)	(21,347)	—	(2,130)	(100,190)

December 31, 2019
	VAL	VLI	SPVA	SPVL	TOTAL
Units issued:	19,689	2,939	—	—	22,628
Units redeemed:	(65,897)	(18,737)	—	(4,756)	(89,390)

December 31, 2018
	VAL	VLI	SPVA	SPVL	TOTAL
Units issued:	19,136	2,004	—	—	21,140
Units redeemed:	(82,538)	(26,808)	—	(219)	(109,565)

Note 7: Financial Highlights
Pruco Life of New Jersey sells a number of variable annuity and variable life insurance products. These products have unique combinations of features and fees that are charged against the contract owner’s account balance. Differences in the fee structures result in a variety of unit values, expense ratios and total returns.
In the table below, the contract owner units and net assets, the investment income ratio and the ranges of lowest to highest unit values, expense ratios and total returns are presented for the products offered by Pruco Life of New Jersey and funded through the Real Property Account. Only product designs within the Real Property Account that had contract owner units outstanding during the respective periods were considered when determining the ranges, which exclude Pruco Life of New Jersey’s position in the Real Property Account.
The table may not reflect the minimum and maximum contract charges as contract owners may not have selected all available and applicable products offered by Pruco Life of New Jersey as disclosed in Note 1.

	Units (000’s)	Unit Value Lowest-Highest			Net Assets (000’s)	Investment Income Ratio(1)	Expense Ratio(2) Lowest-Highest			Total Return(3) Lowest-Highest
December 31, 2020	1,486	$2.95	—	$4.01	$5,527	2.30%	0.35%	—	1.25%	(14.24)%	—	(13.47)%
December 31, 2019	1,558	$3.44	—	$4.63	$6,712	2.74%	0.35%	—	1.25%	1.49%	—	2.41%
December 31, 2018	1,625	$3.39	—	$4.52	$6,849	3.06%	0.35%	—	1.25%	2.60%	—	3.53%
December 31, 2017	1,713	$3.31	—	$4.37	$6,996	3.10%	0.35%	—	1.25%	3.60%	—	4.53%
December 31, 2016	1,835	$3.19	—	$4.18	$7,173	3.51%	0.35%	—	1.25%	3.80%	—	4.73%
(1)This amount represents the contract owners' proportionate share of net investment income from the underlying Partnership divided by the contract owners' average daily net assets of the Real Property Account. This ratio excludes those expenses, such as mortality and expense risk and administrative expenses that result in direct reductions in the unit values.

NOTES TO THE FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2020

Note 7: Financial Highlights (continued)
(2)These amounts represent the annualized contract expenses of the Real Property Account, consisting primarily of mortality and expense risk and administrative charges, for each period indicated. These ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying Partnership are excluded.
(3)These amounts represent the total return for the periods indicated, including changes in the value of the underlying Partnership, and reflect deductions for all items included in the expense ratio. The total return does not include any expense assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented.
Pruco Life of New Jersey also maintains a position in the Real Property Account to provide for property acquisitions and capital expenditure funding needs. The table below reflects information for assets held by Pruco Life of New Jersey. Charges for mortality and expense risk and administrative expenses are used by Pruco Life of New Jersey to purchase additional investments in its account resulting in no impact to its net assets.

Net Assets (000’s)
December 31, 2020	$3,269
December 31, 2019	$3,418
December 31, 2018	$3,008
December 31, 2017	$2,726
December 31, 2016	$2,324
Charges and Expenses
A.    Mortality and Expense Risk Charges
Mortality and expense risk charges are determined daily using an effective annual rate of 0.6%, 0.35%, 0.9% and 0.9% for VAL, VLI, SPVA and SPVL, respectively. Mortality risk is the risk that life insurance contract owners may not live as long as estimated or annuitants may live longer than estimated, and expense risk is the risk that the cost of issuing and administering the contracts may exceed related charges by Pruco Life of New Jersey. The mortality risk and expense risk charges are assessed through a reduction in unit values.
B.    Administrative Charges
Administrative charges are determined daily using an effective annual rate of 0.35% applied daily against the net assets representing equity of contract owners held in each subaccount for SPVA and SPVL. Administrative charges include costs associated with issuing the contract, establishing and maintaining records, and providing reports to contract owners. The administrative charge is assessed through reduction in unit values.
C.    Cost of Insurance and Other Related Charges
Contract owner contributions are subject to certain deductions prior to being invested in the Real Property Account. The deductions for VAL and VLI are (1) taxes attributable to premiums; (2) sales charges, not to exceed 5% for VAL, which are deducted in order to compensate Pruco Life of New Jersey for the cost of selling the contract; and (3) transaction costs, applicable to VAL, which are deducted from each premium payment to cover premium collection and processing costs. Contracts are subject to charges on each basic premium for assuming a guaranteed minimum death benefit risk. This charge compensates Pruco Life of New Jersey for the risk that an insured may die at a time when the death benefit exceeds the benefit that would have been payable in the absence of a minimum guarantee. These charges are assessed through the redemption of units.
D.    Deferred Sales Charge
For SPVA, there is a deferred sales charge that applies at the time of a full or partial withdrawal, and the amount of the charge (which declines over time) depends on the number of years that have elapsed since the contract was issued. This deferred sales charge is assessed through the redemption of units.
E.    Partial Withdrawal Charge
A charge is imposed by Pruco Life of New Jersey on partial withdrawals of the cash surrender value for VAL. A charge equal to the lesser of $15 or 2% will be made in connection with each partial withdrawal of the cash surrender value of a contract. This charge is assessed through the redemption of units.

NOTES TO THE FINANCIAL STATEMENTS OF
PRUCO LIFE OF NEW JERSEY VARIABLE CONTRACT REAL PROPERTY ACCOUNT
December 31, 2020

Note 8: Related Party Transactions
The Real Property Account has transactions and relationships with Prudential and other affiliates. Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties.
Prudential Financial and its affiliates perform various services on behalf of the Partnership in which the Real Property Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, postage, transfer agency and various other record keeping and customer service functions.
Note 9: Fair Value Measurements
Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Real Property Account values its investment in the Partnership at fair value, which reflects the Real Property Account's proportionate interest in the net asset value of the Partnership, in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 820, Fair Value Measurement.
Properties owned by the Partnership are illiquid and fair value is based on estimates from property appraisal reports prepared by independent real estate appraisers as discussed in the notes to the Partnership’s audited consolidated financial statements. The purpose of an appraisal is to estimate the fair value of real estate as of a specific date. The estimate of fair value of real estate is based on the conventional approaches to value, all of which require the exercise of subjective judgment. The three approaches are: (1) current cost of reproducing the real estate less deterioration and functional and economic obsolescence; (2) discounting a series of income streams and reversion at a specific yield or by directly capitalizing a single year income estimate by an appropriate factor; and (3) value indicated by recent sales of comparable real estate in the market. In the reconciliation of these three approaches, the independent appraiser uses one or a combination of them, to come up with the approximate value for the type of real estate in the market.
The following is a summary of the investment strategy, risks, and redemption provisions of the Partnership:
The Partnership has a policy of investing at least 65% of its assets in direct ownership interests in income-producing real estate, such as office buildings, shopping centers, hotels, apartments or industrial properties, and participating mortgage loans. The Partnership is subject to the risks inherent in the ownership of real property such as fluctuations in occupancy rates and operating expenses and variations in rental schedules. The Partnership properties are also subject to the risk of loss due to certain types of damage, which are either uninsurable or not economically insurable. The Partnership enters into loan agreements with certain lenders to finance its real estate investment transactions. Unfavorable economic conditions could increase related borrowing costs, limit access to the capital markets or result in a decision by lenders not to extend credit to the Partnership. Refer to the Partnership’s audited consolidated financial statements for other related risks.
The Partnership allows for withdrawal of cash, in any amount up to a partner’s value of the Partnership. Ordinarily payment of the amount requested will be made on the day following the request. The Partnership reserves the right to defer such payments for a period of up to six months if the partners or the investment manager determine that there is insufficient cash available and prompt disposition of investments held by the Partnership cannot be made on commercially reasonable terms.
The Real Property Account had no unfunded capital commitments as of December 31, 2020.
Note 10: Subsequent Events

Liquidation of Real Property Account
Effective February 22, 2021, the Real Property Account closed to new investments. On March 31, 2021, the General Partners announced their intention to liquidate the Real Property Account on or about February 22, 2022 (the “liquidation date”). Preexisting automatic program instructions will continue to allocate to the Real Property Account until April 26, 2021. From this date to the liquidation date, any allocation to the Real Property Account will automatically be redirected to the AST Cohen & Steers Realty Portfolio. Contract owners can voluntarily re-allocate to an available investment option other than the AST Cohen & Steers Realty Portfolio at any time.

Report of Independent Registered Public Accounting Firm

To The Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey (collectively, the “General Partners”) and Boards of Directors of the General Partners of the Prudential Variable Contract Real Property Partnership

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of assets and liabilities, including the consolidated schedules of real estate investments, of The Prudential Variable Contract Real Property Partnership and its subsidiaries (the “Partnership”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, of changes in net assets and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes and financial statement schedule listed in the index appearing under Financial Statements and Supplementary Data in Section A (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the Partnership’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Valuation of Real Estate Investments

As described in Notes 2 and 4 to the consolidated financial statements, the Partnership has real estate investments of $209.9 million as of December 31, 2020. Real estate investments are carried at fair value. In general, fair value estimates are based upon property appraisal reports by independent real estate appraisers within a reasonable amount of time following acquisition of the real estate and no less frequently than annually thereafter. The estimate of fair value is based on the conventional approaches to value, all of which require the exercise of subjective judgment. The three approaches are: (1) Cost Approach - current cost of reproducing the real estate less deterioration and functional and economic obsolescence; (2) Income Approach - discounting a series of income streams and reversion at a specific yield or by directly capitalizing a single year income estimate by an appropriate factor; and (3) Market Approach - value indicated by recent sales of comparable real estate in the market. In the reconciliation of these three approaches, the independent appraiser uses one or a combination of them, to come up with the approximate value for the type of real estate in the market. In general, the inputs used in the appraisal process are unobservable. The key inputs and assumptions include rental income and expense amounts, related rental income and expense growth rates, discount rates and capitalization rates.

The principal considerations for our determination that performing procedures relating to the valuation of real estate investments is a critical audit matter are (i) the significant judgment by management to determine the fair value of real estate investments using the Income Approach, which in turn led to (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the discount rates and capitalization rates assumptions used by management in the Income Approach, and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) testing management's process for determining the fair value of the real estate investments, (ii) testing the completeness and accuracy of data used by management, and (iii) involving professionals with specialized skill and knowledge to assist with evaluating the appropriateness of the Income Approach and the reasonableness of the assumptions related to discount rates and capitalization rates used in the Income Approach valuation models.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 31, 2021

We have served as the Partnership's auditor since 1996.

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	December 31, 2020	December 31, 2019
ASSETS
REAL ESTATE INVESTMENTS - At estimated fair value:
Real estate and improvements (cost: 12/31/2020 - $208,403,134; 12/31/2019 $271,894,576)	$209,883,107	$315,006,135
CASH AND CASH EQUIVALENTS	47,555,679	14,674,526
OTHER ASSETS, NET	7,081,732	4,561,830
Total assets	$264,520,518	$334,242,491
LIABILITIES & PARTNERS’ EQUITY
INVESTMENT LEVEL DEBT (net of deferred financing costs:	$62,335,452	$95,408,334
12/31/2020 - $226,293; 12/31/2019 - $634,317)
ACCOUNTS PAYABLE AND ACCRUED EXPENSES	3,707,033	3,866,920
DUE TO AFFILIATES	817,710	912,572
OTHER LIABILITIES	744,944	1,014,437
Total liabilities	67,605,139	101,202,263
COMMITMENTS AND CONTINGENCIES
NET ASSETS, REPRESENTING PARTNERS’ EQUITY:
GENERAL PARTNERS’ CONTROLLING INTEREST	195,391,043	225,020,906
NONCONTROLLING INTEREST	1,524,336	8,019,322
Total partners' equity	196,915,379	233,040,228
Total liabilities and partners’ equity	$264,520,518	$334,242,491
NUMBER OF SHARES OUTSTANDING AT END OF PERIOD	4,328,414	4,328,414
GENERAL PARTNERS' SHARE VALUE AT END OF PERIOD	$45.14	$51.99
The accompanying notes are an integral part of these consolidated financial statements.

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2020	2019	2018
INVESTMENT INCOME:
Revenue from real estate and improvements	$23,322,767	$23,931,779	$23,030,484
Interest income	81,581	352,413	332,915
Total investment income	23,404,348	24,284,192	23,363,399
INVESTMENT EXPENSES:
Operating	2,867,422	3,109,943	1,955,564
Investment management fees	3,430,382	3,547,036	3,538,463
Real estate taxes	3,348,148	3,093,711	3,084,943
Administrative	4,923,299	4,102,653	3,662,435
Interest expense	3,928,228	3,900,371	3,962,017
Total investment expenses	18,497,479	17,753,714	16,203,422
NET INVESTMENT INCOME (LOSS)	4,906,869	6,530,478	7,159,977
RECOGNIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net proceeds from real estate investments sold	66,961,038	—	—
Less: Cost of real estate investments sold	66,210,950	—	—
Gain (loss) realized from real estate investments sold	750,088	—	—
Less: Reversal of prior periods' unrealized appreciation (depreciation) on real estate investments sold	19,829,152	—	—
Net gain (loss) recognized on real estate investments sold	(19,079,064)	—	—
Change in unrealized appreciation (depreciation) on real estate investments	(21,802,434)	(950,818)	1,565,175
Net unrealized appreciation (depreciation) on investments held	(21,802,434)	(950,818)	1,565,175
NET RECOGNIZED AND UNREALIZED GAIN (LOSS)	(40,881,498)	(950,818)	1,565,175
INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(35,974,629)	$5,579,660	$8,725,152
Amounts attributable to noncontrolling interest:
Net investment income (loss) attributable to noncontrolling interest	$16,840	$446,426	$393,492
Net gain (loss) recognized on real estate investments sold	(6,105,160)	—	—
Net unrealized appreciation (depreciation) attributable to noncontrolling interest	(256,446)	(924,757)	(73,969)
Net increase (decrease) in net assets resulting from operations attributable to noncontrolling interest	$(6,344,766)	$(478,331)	$319,523
Amounts attributable to general partners’ controlling interest:
Net investment income attributable to general partners’ controlling interest	$4,890,029	$6,084,052	$6,766,485
Net recognized gain (loss) attributable to general partners’ controlling interest	(12,973,904)	—	—
Net unrealized appreciation (depreciation) attributable to general partners’ controlling interest	(21,545,988)	(26,061)	1,639,144
Net increase (decrease) in net assets resulting from operations attributable to general partners’ controlling interest	$(29,629,863)	$6,057,991	$8,405,629
The accompanying notes are an integral part of these consolidated financial statements.

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Years Ended December 31,
	2020			2019			2018
	General Partners’ Controlling Interest	Non- controlling Interest	Total	General Partners’ Controlling Interest	Non- controlling Interest	Total	General Partners’ Controlling Interest	Non- controlling Interest	Total
INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS:
Net investment income (loss)	$4,890,029	$16,840	$4,906,869	$6,084,052	$446,426	$6,530,478	$6,766,485	$393,492	$7,159,977
Net recognized and unrealized gain (loss)	(34,519,892)	(6,361,606)	(40,881,498)	(26,061)	(924,757)	(950,818)	1,639,144	(73,969)	1,565,175
Increase (decrease) in net assets resulting from operations	(29,629,863)	(6,344,766)	(35,974,629)	6,057,991	(478,331)	5,579,660	8,405,629	319,523	8,725,152
INCREASE (DECREASE) IN NET ASSETS RESULTING FROM CAPITAL TRANSACTIONS:
Distributions	—	(262,221)	(262,221)	—	(59,534)	(59,534)	(5,000,000)	(411,121)	(5,411,121)
Return of capital	—	—	—	—	—	—	—	—	—
Buy-out of Non Controlling Interest	—	—	—	—	—	—	—	(4,178,171)	(4,178,171)
Contributions	—	112,001	112,001	—	188,710	188,710	—	—	—
Increase (decrease) in net assets resulting from capital transactions	—	(150,220)	(150,220)	—	129,176	129,176	(5,000,000)	(4,589,292)	(9,589,292)
INCREASE (DECREASE) IN NET ASSETS	(29,629,863)	(6,494,986)	(36,124,849)	6,057,991	(349,155)	5,708,836	3,405,629	(4,269,769)	(864,140)
NET ASSETS - Beginning of period	225,020,906	8,019,322	233,040,228	218,962,915	8,368,477	227,331,392	215,557,286	12,638,246	228,195,532
NET ASSETS - End of period	$195,391,043	$1,524,336	$196,915,379	$225,020,906	$8,019,322	$233,040,228	$218,962,915	$8,368,477	$227,331,392
The accompanying notes are an integral part of these consolidated financial statements.

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase (decrease) in net assets resulting from operations	$(35,974,629)	$5,579,660	$8,725,152
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities
Net recognized and unrealized loss (gain)	40,881,498	950,818	(1,565,175)
Amortization of deferred financing costs	408,024	101,343	311,292
(Reversal) Provision for allowance for doubtful accounts	265,393	—	81,987
(Increase) decrease in:
Other assets	(1,553,611)	(868,764)	171,033
Increase (decrease) in:
Accounts payable and accrued expenses	(1,397,722)	714,702	(653,593)
Due to affiliates	(94,862)	(7,177)	76,430
Other liabilities	(189,372)	155,509	164,811
Net cash flows provided by (used in) operating activities	2,344,719	6,626,091	7,311,937
CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from real estate investments sold	66,961,038	—	—
Investment in real estate and improvements	(1,481,673)	(6,581,523)	(9,122,744)
(Increase) decrease in investment level restricted cash	(1,231,684)	(72,735)	46,931
Net cash flows provided by (used in) investing activities	64,247,681	(6,654,258)	(9,075,813)
CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to general partners' controlling interest	—	—	(5,000,000)
Proceeds from investment level debt	—	—	3,754,385
Principal payments on investment level debt	(33,480,906)	(3,921,002)	(1,714,507)
Contributions from noncontrolling interest	112,001	188,709	—
Return of Capital to noncontrolling interest	—	—	—
Buyout of noncontrolling partner's interest	—	—	(3,053,566)
Distributions to noncontrolling interest	(262,221)	(59,535)	(411,121)
Payment of deferred financing costs	—	—	(28,923)
Increase (decrease) in security deposits payable	(80,121)	12,238	(35,077)
Net cash flows provided by (used in) financing activities	(33,711,247)	(3,779,590)	(6,488,809)
NET CHANGE IN CASH AND CASH EQUIVALENTS	32,881,153	(3,807,757)	(8,252,685)
CASH AND CASH EQUIVALENTS - Beginning of period	14,674,526	18,482,283	26,734,968
CASH AND CASH EQUIVALENTS - End of period	$47,555,679	$14,674,526	$18,482,283
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for Interest:	$3,619,974	$3,610,741	$3,497,292
The accompanying notes are an integral part of these consolidated financial statements.

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
CONSOLIDATED SCHEDULES OF REAL ESTATE INVESTMENTS

				2020 Total Rentable Square Feet Unless Otherwise Indicated (Unaudited)	December 31, 2020		December 31, 2019
Property Name	December 31, 2020 Ownership	City, State	Acq. Year		Cost	Estimated Fair Value	Cost	Estimated Fair Value
APARTMENTS
700 Broadway	CJV	Seattle, WA	2012	59 Units	$23,919,227	$32,000,000	$23,722,102	$32,200,000
Broadstone Crossing	WO	Austin, TX	2007	225 Units	—	—	25,395,795	39,100,000
Station House Apartments of Maplewood	WO	Maplewood, NJ	2015	50 Units	20,876,172	17,100,000	20,765,498	20,700,000
Vantage Park	WO	Seattle, WA	2013	91 Units	24,745,987	34,100,000	24,506,534	34,000,000
1325 N. Wells	CJV	Chicago, IL	2015	60 Units	23,917,730	27,538,107	22,711,321	26,800,000
The Reserve At Waterford Lakes	WO	Charlotte, NC	2007	140 Units	17,146,549	20,915,000	16,847,105	17,700,000
		Apartments % as of 12/31/2020		67%	$110,605,665	$131,653,107	$133,948,355	$170,500,000
RETAIL
Hampton Towne Center	WO	Hampton, VA	2003	174,540	$20,645,047	$7,030,000	$20,570,385	$14,500,000
White Marlin Mall	CJV	Ocean City, MD	2002	197,098	—	—	31,631,755	38,206,135
Westminster Crossing East, LLC	CJV	Westminster, MD	2006	89,890	17,530,066	15,200,000	17,529,826	19,300,000
Publix at Eagle Landing	WO	North Fort Myers, FL	2014	57,840	—	—	8,649,433	8,200,000
Peachtree Corners Market	WO	Norcross, GA	2014	42,185	19,326,495	17,100,000	19,326,495	21,600,000
Village Walk	WO	Roswell, GA	2012	88,504	21,340,027	20,700,000	21,293,302	21,300,000
		Retail % as of 12/31/2020		31%	$78,841,635	$60,030,000	$119,001,196	$123,106,135
Storage
Little Havana	WO	Miami, FL	2017	78,449	$18,955,834	$18,200,000	$18,945,025	$21,400,000
		Storage % as of 12/31/20		9%	$18,955,834	$18,200,000	$18,945,025	$21,400,000

Total Real Estate Investments at Estimated Fair Value as a percentage of General Partners’ Controlling Interest as of December 31, 2020				107%	$208,403,134	$209,883,107	$271,894,576	$315,006,135
WO - Wholly-Owned Investment
CJV - Consolidated Joint Venture
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020

Note 1: Organization
On April 29, 1988, The Prudential Variable Contract Real Property Partnership (the “Partnership”), a general partnership organized under New Jersey law, was formed through an agreement among The Prudential Insurance Company of America (“Prudential”), a wholly-owned subsidiary of Prudential Financial, Inc. ("Prudential Financial"), Pruco Life Insurance Company (“Pruco Life”), a wholly-owned subsidiary of Prudential, and Pruco Life Insurance Company of New Jersey (“Pruco Life of New Jersey”), a wholly-owned subsidiary of Pruco Life. The Partnership was established as a means by which assets allocated to the real estate investment option under certain variable life insurance and variable annuity contracts issued by the respective companies could be invested in a commingled pool. The partners in the Partnership are Prudential, Pruco Life and Pruco Life of New Jersey (collectively, the “General Partners”), which own 42.5%, 53.0%, and 4.5%, respectively. The General Partners may make additional daily cash contributions to or withdrawals from the Partnership in accordance with the provisions of the Partnership Agreement.
The Partnership’s policy is to invest at least 65% of its assets in direct ownership interests in income-producing real estate and participating mortgage loans.
The net asset value per share of the Partnership’s shares is determined daily, consistent with the Partnership Agreement. On each day during which the New York Stock Exchange is open for business, the net asset value of the Partnership is estimated using the estimated fair value of its assets, principally as described in Notes 2B and 2E below, reduced by any liabilities of the Partnership. The periodic adjustments to property values described in Notes 2B and 2E below and other adjustments to previous estimates are made on a prospective basis. There can be no assurance that all such adjustments to estimates will be made timely.
Shares of the Partnership are held by The Prudential Variable Contract Real Property Account, Pruco Life Variable Contract Real Property Account and Pruco Life of New Jersey Variable Contract Real Property Account (the “Real Property Accounts”) and may be purchased and sold at the then current net asset value of the Partnership’s net assets. The net asset value per share is calculated by dividing the net asset value of the Partnership as determined above by the number of shares outstanding. A contract owner participates in the Partnership through interests in the Real Property Accounts.
PGIM Real Estate, is the real estate advisory unit of PGIM, Inc. (“PGIM”), which is an indirectly-owned subsidiary of Prudential Financial. PGIM, through PGIM Real Estate, provides investment advisory services to the Partnership’s partners pursuant to the terms of the Investment Management Agreement as described in Note 10.
Note 2: Summary of Significant Accounting Policies
A.Basis of Presentation - The accompanying consolidated financial statements of the Partnership included herein have been prepared in accordance with accounting principles generally accepted in the United States of America that are applicable to investment companies. The consolidated financial statements include wholly-owned entities and those real estate joint ventures in which the Partnership has a controlling interest. All significant intercompany balances and transactions have been eliminated upon consolidation. The Partnership has evaluated subsequent events through March 31, 2021, the date these consolidated financial statements were issued.
B.Management’s Use of Estimates in the Consolidated Financial Statements - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
On March 11, 2020, the World Health Organization ("WHO") declared COVID-19 a pandemic, and national governments have implemented a range of policies and actions to combat it. The impact of the COVID-19 pandemic continues to evolve and has resulted in quarantines, supply chain disruptions, lower consumer demand, and general market uncertainty which causes market volatility. Management believes the estimates and assumptions underlying our financial statements are reasonable and supportable based on the information available, however, uncertainty over the ultimate impact COVID-19 will have on the global economy generally, and on the Partnership in particular, makes any estimates and assumptions inherently less certain than they would be absent the current and potential impacts of COVID-19. Therefore, the probability of the fair value of investments exactly coinciding with the price achieved in the event of a sale is reduced. Management will continue to monitor developments, and their impact on the Partnership including its operations, lease agreements, net investment income, lending arrangements, debt covenants, the fair value of investments and estimates reported in the consolidated financial statements and accompanying notes. If the financial markets and/or the overall economy continue to be impacted by COVID-19 for an extended period, the Partnership's investment results may be materially adversely affected.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020
Note 2: Summary of Significant Accounting Policies (continued)

C.Accounting Pronouncements Adopted - In August 2018, the Financial Accounting Standards Board (“FASB”) issued updated guidance in Accounting Standards Update (“ASU”) 2018-13 Fair Value Measurements (Topic 820) to improve the effectiveness of information in the notes to the financial statements by removing, modifying and adding required disclosures. The amendments in this update apply to all entities that are required, under existing GAAP, to make disclosures about recurring or nonrecurring fair value measurements. The new guidance is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The Partnership adopted this guidance effective January 1, 2020 and applied it retrospectively, which did not have a material impact on the Partnership’s consolidated financial statements.

D.New Accounting Pronouncements - In February 2016, the FASB issued updated guidance in ASU 2016-02 Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. In November 2019, the FASB issued ASU 2019-10 which deferred the original effective date of ASU 2016-02 for non-public business entities. In June 2020, the FASB issued ASU 2020-05 to defer the effective date of ASU 2016-02 for an additional year. As a result of the deferral, the guidance in ASU 2016-02 for public business entities is effective for fiscal years beginning after December 15, 2021 and interim periods within those fiscal years after December 15, 2022, with early adoption permitted. The Partnership is currently assessing the impact of guidance on the Partnership’s consolidated financial statements.

E.Real Estate Investments - Real estate investments are carried at fair value. Properties owned are initially recorded at the purchase price plus closing costs. Development costs and major renovations are capitalized as a component of cost, and routine maintenance and repairs are charged to expense as incurred. Real estate costs include the cost of acquired property, including all the tangible and intangible assets. Tangible assets include the value of all land, building and tenant improvements at the time of acquisition. Intangible assets include the value of any above and below market leases, in-place leases and tenant relationships at the time of acquisition.
In general, fair value estimates are based upon property appraisal reports prepared by independent real estate appraisers (members of the Appraisal Institute or an equivalent organization) within a reasonable amount of time following acquisition of the real estate and no less frequently than annually thereafter. The Chief Real Estate Appraiser of PGIM is responsible for assuring that the valuation process provides independent and reasonable property fair value estimates. An unaffiliated third party appraisal management firm has been appointed by PGIM to assist the Chief Real Estate Appraiser in maintaining and monitoring the independence and the accuracy of the appraisal process. The fair value of real estate investments does not reflect the transaction sale costs, which may be incurred upon disposition of the real estate investments.
The purpose of an appraisal is to estimate the fair value of real estate as of a specific date. In accordance with FASB authoritative guidance on fair value measurements and disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The estimate of fair value is based on the conventional approaches to value, all of which require the exercise of subjective judgment. The three approaches are: (1) Cost Approach - current cost of reproducing the real estate less deterioration and functional and economic obsolescence; (2) Income Approach - discounting a series of income streams and reversion at a specific yield or by directly capitalizing a single year income estimate by an appropriate factor; and (3) Market Approach - value indicated by recent sales of comparable real estate in the market. In the reconciliation of these three approaches, the independent appraiser uses one or a combination of them, to come up with the approximate value for the type of real estate in the market. Key inputs and assumptions include rental income and expense amounts, related rental income and expense growth rates, discount rates and capitalization rates.
In general, the inputs used in the appraisal process are unobservable, therefore, unless indicated otherwise, real estate investments are classified as Level 3 (see Note 4 for detail) under the FASB authoritative guidance for fair value measurements.
As described above, the estimated fair value of real estate and real estate related assets is generally determined through an appraisal process. These estimated fair values may vary significantly from the prices at which the real estate investments would sell, since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller. These variances could be material to the consolidated financial statements. Although the estimated fair values represent subjective estimates, management believes these estimated fair values are reasonable approximations of market prices and the aggregate estimated value of investments in real estate is fairly presented as of December 31, 2020 and 2019.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020
Note 2: Summary of Significant Accounting Policies (continued)

F.Other Assets - Other assets includes both cash for operating and capital expenditures maintained by consolidated joint ventures, tenant security deposits by both the wholly-owned and consolidated joint ventures, restricted cash for wholly-owned and consolidated joint ventures reserved for future payments of investment level debt, real estate taxes and insurance premiums, as well as tenant receivables maintained by wholly-owned and consolidated joint ventures. As of December 31, 2020 and 2019, cash held by joint ventures was $2.7 million and $1.4 million, respectively and restricted cash held by both wholly owned and consolidated joint ventures was $2.6 million and $1.4 million, respectively. The balances for tenant security deposits held by wholly-owned and consolidated joint ventures were $0.3 million and $0.3 million, as of December 31, 2020 and 2019, respectively. The balances for tenant receivables held by wholly-owned and consolidated joint ventures were $0.8 million and $0.5 million, respectively, for the same periods, which is shown net of allowance for uncollectible accounts of $0.3 million and $0.1 million, respectively, for the same periods.
    The Partnership held $0 as of December 31, 2020 and 2019, respectively, in escrow accounts for property taxes, insurance and various other property related matters as required by certain creditors related to outstanding mortgage loans payable collateralized by certain real estate investments. These amounts are recorded within other assets on the consolidated statements of assets and liabilities
G.Investment Level Debt - Investment level debt includes mortgage loans payable on wholly-owned properties and consolidated partnerships and is stated at the principal amount, net of unamortized discount, and unamortized deferred financing costs, of the obligations outstanding. At times, the Partnership may assume debt in connection with the purchase of real estate.
H.Revenue and Expense Recognition - Revenue from real estate is recognized on an accrual basis when earned in accordance with the terms of the respective leases. Operating expenses are recognized as incurred. Revenue from certain real estate investments is net of all or a portion of related real estate expenses as lease arrangements vary as to responsibility for payment of these expenses between tenants and the Partnership. Since real estate investments are stated at estimated fair value, net income is not reduced by depreciation or amortization expense.
In light of the COVID-19 pandemic, there have been a variety of rent relief solutions offered to tenants, including    negotiating a deferral of rent collections and/or modifying the terms of lease arrangements. The FASB has provided rent relief provisions allowing entities to make an election as to whether or not they treat COVID-19 related rent concessions as a lease modification. The Partnership has evaluated its rent relief solutions and concluded it meets the criteria to not treat COVID-19 related rent concessions as a lease modification. The Partnership applies a receivable approach during the deferral period whereby rental revenue is recorded when payment is due in accordance with the terms of the lease arrangement. Any uncollected rental revenue is subject to an assessment of collectability, and a corresponding reserve for bad debt expense is recorded based on each tenant's creditworthiness. For the years ended December 31, 2020, 2019, and 2018, bad debt expense incurred by the Partnership was $0.7 million, $0.1 million, and $0.1 million, respectively.
I.Recognized and Unrealized Gains and Losses - Purchases and sales of investments are accounted for on a settlement date basis as of the date on which the transactions close. Realized gains and losses on sales of investments in real estate are recorded when the transaction meets the definition of a contract, criteria are met for the sale of one or more distinct assets, and control is transferred. The Partnership recognizes a realized gain to the extent that the sales price exceeds the cost of the investment being sold. A realized loss is recognized when the cost exceeds the sales price of the investment being sold. Unrealized appreciation and (depreciation) on investments are recorded as a result of changes in fair value.
J.Income Taxes - The Partnership is not a taxable entity under the provisions of the Internal Revenue Code. The income and capital gains and losses of the Partnership are attributed, for federal income tax purposes, to the General Partners in the Partnership. The Partnership may be subject to state and local taxes in jurisdictions in which it operates.
K.Cash and Cash Equivalents - Cash and cash equivalents are comprised of all short-term investments and investments in money market funds with a maximum maturity of three months from the date of acquisition. In the normal course of business, the Partnership maintains cash and cash equivalents in financial institutions which at times may exceed federally insured limits. The Partnership is subject to credit risk to the extent any financial institution with which it conducts business is unable to fulfill contractual obligations on its behalf. The Partnership monitors the financial condition of such financial institutions to minimize credit risk exposure.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020
Note 3: Disclosure of Non-cash Investing and Financing Activities
During December 31, 2020 and 2019, the Partnership had non-cash adjustments of $1.2 million and $750K, respectively, relating to capital expenditure accruals at our 1325 North Wells development asset.

Note 4: Fair Value Measurements
FASB authoritative guidance on fair value measurements and disclosures establishes a fair value measurement framework, provides a single definition of fair value and requires expanded disclosure summarizing fair value measurements. This guidance provides a three-level hierarchy based on the inputs used in the valuation process. The levels in the fair value hierarchy within which the fair value measurements fall are determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:
Level 1 – Fair value is based on unadjusted quoted prices in active markets that are accessible to the entity for identical assets or liabilities. These generally provide the most reliable evidence and should be used to measure fair value whenever available.

Level 2 – Fair value is based on inputs, other than Level 1 inputs, that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability through corroboration with observable market data.

Level 3 – Fair value is based on significant unobservable inputs for the asset or liability. These inputs reflect the entity’s own assumptions about how market participants would price the asset or liability.

During the years ended December 31, 2020 and 2019, there were no transfers between Level 1, Level 2 and Level 3.
Please refer to Note 2E for discussion of valuation methodology.
The tables below summarize the assets measured at fair value on a recurring basis and their respective levels in the fair value hierarchy.

	(in 000’s)
	Fair value measurements at December 31, 2020 using
Assets:	Cost at December 31, 2020	Amounts measured at fair value December 31, 2020	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Real estate and improvements	$208,403	$209,883	$—	$—	$209,883
Total	$208,403	$209,883	$—	$—	$209,883

	(in 000’s)
	Fair value measurements at December 31, 2019 using
Assets:	Cost at December 31, 2019	Amounts measured at fair value December 31, 2019	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Real estate and improvements	$271,895	$315,006	$—	$—	$315,006
Total	$271,895	$315,006	$—	$—	$315,006

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020
Note 4: Fair Value Measurements (continued)
The tables below provide a reconciliation of the beginning and ending balances for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2020 and 2019.
(in 000’s)
Fair value measurements using significant unobservable inputs
(Level 3)

Real estate and improvements
Beginning balance, January 1, 2020	$315,006
Net gains (losses) recognized/unrealized included in earnings (or changes in net assets)	(40,881)
Acquisitions, issuances and contributions	2,719
Dispositions, settlements and distributions	(66,961)
Ending balance, December 31, 2020	$209,883
Unrealized gains (losses) for the period relating to Level 3 assets still held at the reporting date	$(21,802)

(in 000’s)
Fair value measurements using significant unobservable inputs
(Level 3)

Real estate and improvements
Beginning balance, January 1, 2019	$308,625
Net gains (losses) recognized/unrealized included in earnings (or changes in net assets)	(951)
Acquisitions, issuances and contributions	7,332
Dispositions, settlements and distributions	—
Ending balance, December 31, 2019	$315,006
Unrealized gains (losses) for the period relating to Level 3 assets still held at the reporting date	$(951)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020
Note 4: Fair Value Measurements (continued)
Fair Value of Financial Instruments Carried at Cost:
The Partnership is required to disclose the fair value of certain financial instruments that are not reported at fair value. These financial instruments include cash and cash equivalents, accounts payable, accrued expenses and mortgages. The carrying amount of cash and cash equivalents, accounts payable and accrued expenses approximate their fair value due to the instruments’ short-term nature. As of December 31, 2020 and 2019, the Partnership’s mortgages on wholly-owned properties and consolidated joint ventures partnerships have an estimated fair value of approximately $62.3 million and $96.7 million, respectively, and a carrying value (amortized cost) of $62.5 million and $96.0 million, respectively. The estimated fair value is based on the amount at which the Partnership would pay to transfer the debt at the reporting date taking into consideration the effect of nonperformance risk, including the Partnership’s own credit risk. The fair value of debt is determined using the discounted cash flow method, which applies certain key assumptions including the contractual terms of the agreement, market interest rates, interest spreads, credit risk, liquidity and other factors. Different assumptions or changes in future market conditions could significantly affect the estimated fair value. Certain significant inputs used in determining the fair value of investment level debt are unobservable, therefore, are considered as Level 3 under the fair value hierarchy.
Quantitative Information Regarding Level 3 Assets:
The tables below represent quantitative information about the significant unobservable inputs used in the fair value measurement of Level 3 assets. Significant changes in any of those inputs in isolation would result in a significant change in the fair value measurement.

	As of December 31, 2020
	Fair Value (in 000’s)	Number of properties in this property type	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Real estate and improvements:
Apartment	$131,653	5	Discounted cash flow	Exit capitalization rate	5.00% - 5.75% (5.26%)
			Market Value*	Discount rate	6.25% - 6.75% (6.44%)
Retail	60,030	4	Discounted cash flow	Exit capitalization rate	6.50% - 10.00% (7.31%)
				Discount rate	7.00% - 12.00% (8.11%)
Storage	18,200	1	Discounted cash flow	Exit capitalization rate	5.50%
				Discount rate	8.50%
	$209,883
	As of December 31, 2019
	Fair Value (in 000’s)	Number of properties in this property type	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Real estate and improvements:
Apartment	$170,500	6	Discounted cash flow	Exit capitalization rate	5.00% - 5.75% (5.31%)
				Discount rate	6.25% - 7.00% (6.55%)
Retail	123,106	6	Discounted cash flow	Exit capitalization rate	5.75% - 8.00% (6.87%)
				Discount rate	6.00% - 9.50% (7.53%)
Storage	21,400	1	Discounted cash flow	Exit capitalization rate	5.75%
				Discount rate	8.50%
	$315,006
*The market value approach represents assets/liabilities in which estimated fair value represent subjective estimates by management based on the investment's specific facts and circumstances. For example, development assets and recent acquisitions may heavily weight investment cost and take into consideration development profit, while pending sales may heavily weight negotiated sales prices in the related fair value estimates for assets. See Note 2E for further details on valuation methodology.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020
Note 5: Investment Level Debt
Investment level debt includes mortgage loans payable as summarized below (in 000’s):

	As of December 31, 2020		As of December 31, 2019	As of December 31, 2020
	100% Principal Balance Outstanding	(Unaudited) Partnership’s Share of Principal Balance Outstanding [1]	100% Principal Balance Outstanding	Interest Rate [2]	Maturity Date	Terms [3]
Mortgages of Wholly-Owned Properties & Consolidated Partnerships
Ocean City, MD	$—	$—	$16,457	—%
Austin, TX	—	—	16,350	—%
Charlotte, NC	10,465	10,465	10,465	L(1m)+1.40%	2021	I
Seattle, WA#1 4	12,677	12,043	12,930	4.23%	2022	P&I
Seattle, WA#2 4	11,762	11,762	12,002	3.84%	2023	P&I
Norcross, GA	9,819	9,819	10,000	3.85%	2025	P&I
Maplewood, NJ	10,175	10,175	10,175	3.42%	2025	I
Chicago, IL	7,664	7,452	7,664	L(1m)+2.50%	2021	I
Total	$62,562	$61,716	$96,043
1Represents the Partnership’s interest in the loan based upon the estimated percentage of net assets which would be distributed to the Partnership if the investment were liquidated at December 31, 2020. It does not represent the Partnership’s legal obligation.
2The Partnership’s weighted average interest rate was 3.31% and 3.91% at December 31, 2020 and 2019, respectively. The weighted average interest rates were calculated using the Partnership’s annual interest expense for each loan (derived using the same percentage as that in (1) above) divided by the Partnership’s share of total debt.
3Loan Terms: I=Interest only, P&I=Principal and Interest (principal payments during term).
4Seattle, WA#1 -- 700 Broadway. Seattle, WA#2 -- Vantage Park.
As of December 31, 2020, principal amounts of mortgage loans payable on wholly-owned properties and consolidated partnerships are payable as follows:

Year Ending December 31,	(in 000’s)
2021	$18,830
2022	12,867
2023	11,455
2024	210
2025	19,200
Thereafter	—
Total Principal Balance Outstanding	$62,562
The mortgage loans payable of wholly-owned properties and consolidated joint ventures are collateralized by real estate investments with an estimated fair value of $148.8 million.
Note 6: Financing, Covenant and Repayment Risks
In the normal course of business, the Partnership enters into loan agreements with certain lenders to finance its real estate investment transactions. Unfavorable economic conditions could increase related borrowing costs, limit access to the capital markets or result in a decision by lenders not to extend credit to the Partnership. There is no guarantee that the Partnership’s borrowing arrangements or ability to obtain leverage will continue to be available, or if available, will be available on terms and conditions acceptable to the Partnership. Further, these loan agreements contain, among other conditions, events of default and various covenants and representations. In the normal course of business, the Partnership may be in the process of renegotiating terms for loans outstanding that have passed their maturity dates. At December 31, 2020 and 2019, the Partnership had no outstanding matured loans.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020
Note 6: Financing, Covenant and Repayment Risks (continued)
A decline in market value of the Partnership’s assets may also have particular adverse consequences in instances where the Partnership borrowed money based on the fair value of specific assets. A decrease in market value of these assets may result in the lender requiring the Partnership to post additional collateral or otherwise repay these loans.
In the event the Partnership’s current portfolio and investment obligations are not refinanced or extended when they become due, management anticipates that the repayment of these obligations will be provided by operating cash flow, new debt refinancing, and real estate investment sales.
The LIBOR rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. The regulatory authority that oversees financial services firms and financial markets in the U.K. has announced that, after the end of 2021, it will no longer persuade or compel contributing banks to make rate submissions for the purposes of determining the LIBOR rate. as a result, it is possible that commencing in 2022, LIBOR may no longer be available or no longer deemed an appropriate reference rate upon which to determine the interest rate on or impacting certain loans, notes, derivatives and other instruments or investments composing some of the Partnership. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. There is no assurance that the composition or characteristics of any such alternative reference rate will be similar to or produce the same value or economic equivalence as LIBOR or that it will have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability, which may affect the value or liquidity or return on certain Partnership investments and result in costs incurred in connection with closing out positions and entering into new trades. These risks may also apply with respect to changes in connection with other interbank offering rates (e.g. Euribor).
Note 7: Concentration of Risk on Real Estate Investments
Concentration of risk on real estate investments represents the risk associated with investments that are concentrated in certain geographic regions and industries. The Partnership mitigates this risk by diversifying its investments in various regions and different types of real estate investments. Please refer to the consolidated schedules of real estate investments for the Partnership’s diversification on the types of real estate investments.
At December 31, 2020, the Partnership had real estate investments located throughout the United States. The diversification of the Partnership’s holdings based on the estimated fair values and established National Council of Real Estate Investment Fiduciaries ("NCREIF") regions is as follows:

Region	Estimated Fair Value (in 000’s)	Region %
East North Central: IL	$27,538	13.12%
Mideast: MD, NC, VA	43,145	20.56%
Northeast: NJ	17,100	8.15%
Pacific: WA	66,100	31.49%
Southeast: FL, GA	56,000	26.68%
Total	$209,883	100.00%
The allocations above are based on 100% of the estimated fair value of wholly-owned properties and consolidated joint ventures.
The Partnership has no significant concentrations of tenants as no single tenant has annual contract rent that makes up more than 10% of the rental income of the Partnership.
At December 31, 2020 and December 31, 2019, there were two partners who each held investments in the Partnership that represented greater than 10% of the Partnership’s net asset value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020
Note 8: Leasing Activity
The Partnership leases space to tenants under various operating lease agreements. These agreements, without giving effect to renewal options, have expiration dates ranging from January 31, 2021 to November 30, 2030. At December 31, 2020, the aggregate future minimum base rental payments under non-cancelable operating leases for wholly-owned and consolidated joint venture properties by year are as follows (excluding apartment and storage leases):

Year Ending December 31,	(in 000’s) *
2021	$5,492
2022	5,145
2023	4,747
2024	4,000
2025	2,536
Thereafter	6,219
Total	$28,139
* Certain leases provide for additional rental amounts based upon the recovery of actual operating expenses in excess of specified base amounts, sales volume or contractual increases as defined in the lease agreements. These contractual contingent rentals are not included in the table above.

Note 9: Commitments and Contingencies
The Partnership is subject to various legal proceedings and claims arising in the ordinary course of business. These matters are generally covered by insurance. In the opinion of the Partnership’s management, the outcome of such matters will not have a significant effect on the financial position and results of operations of the Partnership.
The Partnership has private real estate equity investments for which it is contractually obligated to fund additional capital after its initial investments as well as those in which capital is provided without being contractually obligated to do so. Such additional capital is generally provided in the ordinary course of business to fund recurring and non-recurring capital improvement activities of underlying real estate investments. For the years ended December 31, 2020 and 2019, the Partnership did not fund any contractual obligations on committed capital. The Partnership does not typically provide material non-contractual financial support to investees.
As of December 31, 2020, the Partnership did not have any unfunded debt obligations related to real estate and improvements. Additionally, the Partnership has no equity commitments to fund properties under development.
Note 10: Related Party Transactions
Pursuant to an investment management agreement, PGIM charges the Partnership a daily investment management fee at an annual rate of 1.25% of the average daily gross asset valuation of the Partnership. For the years ended December 31, 2020, 2019 and 2018, management fees incurred by the Partnership were $3.4 million, $3.5 million, and $3.5 million, respectively.
Effective February 23, 2021, the Partnership amended the investment management agreement such that PGIM now charges a daily investment management fee at an annual rate of 1.25% of the average daily gross asset value of the Partnership, excluding any cash position held in the separate accounts.
Note 11: Share Values and Shares Outstanding
The share value and shares outstanding for the general partners' controlling interest at December 31, 2020 and 2019 are as follows:

	December 31, 2020	December 31, 2019
Share Value	$45.14	$51.99
Shares Outstanding	4,328,414	4,328,414

The capital share transactions for each year are as follows:
Beginning of Year	4,328,414	4,328,414
Distributions	—	—
End of Year	4,328,414	4,328,414

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF
THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
December 31, 2020
Note 12: Financial Highlights

	For The Years Ended December 31,
	2020	2019	2018	2017	2016
Per Share Operating Performance:
Net asset value attributable to general partners’ controlling interest, beginning of period	$51.99	$50.59	$48.69	$46.42	$44.17
Income From Investment Operations:
Net investment income attributable to general partners’ controlling interest, before management fees	1.92	2.23	2.33	2.20	2.30
Investment management fees attributable to general partners’ controlling interest	(0.79)	(0.82)	(0.80)	(0.73)	(0.71)
Net recognized and unrealized gain (loss) on investments attributable to general partners’ controlling interest	(7.98)	(0.01)	0.37	0.80	0.66
Net increase (decrease) in net assets resulting from operations attributable to general partners’ controlling interest	(6.85)	1.40	1.90	2.27	2.25
Net asset value attributable to general partners’ controlling interest, end of period	$45.14	$51.99	$50.59	$48.69	$46.42
Total return attributable to general partners’ controlling interest, before management fees (a):	(11.73)%	4.42%	5.57%	6.53%	6.74%
Total return attributable to general partners’ controlling interest, after management fees (a):	(13.17)%	2.76%	3.90%	4.91%	5.10%
Ratios/Supplemental Data:
Net assets attributable to general partners’ controlling interest, end of period (in millions)	$195	$225	$219	$216	$210
Ratios to average net assets for the period ended:
Management fees	1.60%	1.60%	1.61%	1.55%	1.57%
Other portfolio level expenses	0.33%	0.26%	0.24%	0.27%	0.33%
Total portfolio level expenses	1.93%	1.86%	1.85%	1.82%	1.90%
Net investment income, before management fees	3.87%	4.34%	4.68%	4.66%	5.10%
Net investment income, after management fees	2.27%	2.74%	3.07%	3.11%	3.54%
(a)Total return, before/after management fees, is calculated by geometrically linking quarterly returns which are calculated using the formula below:
Net Investment Income before/after Management Fees + Net Recognized and Unrealized Gains/(Losses)
Beg. Net Asset Value + Time Weighted Contributions - Time Weighted Distributions

Note 13: Subsequent Events Liquidation of Real Property Account
Effective February 22, 2021, the Real Property Account closed to new investments. On March 31, 2021, the General Partners announced their intention to liquidate the Real Property Account on or about February 22, 2022 (the “liquidation date”). Preexisting automatic program instructions will continue to allocate to the Real Property Account until April 26, 2021. From this date to the liquidation date, any allocation to the Real Property Account will automatically be redirected to the AST Cohen & Steers Realty Portfolio. Contract owners can voluntarily re-allocate to an available investment option other than the AST Cohen & Steers Realty Portfolio at any time.

THE PRUDENTIAL VARIABLE CONTRACT REAL PROPERTY PARTNERSHIP
SCHEDULE III - REAL ESTATE OWNED: PROPERTIES
DECEMBER 31, 2020

		Initial Costs to the Partnership		Costs Capitalized Subsequent to Acquisition	Gross Amount at Which Carried at December 31, 2020
Description	Encumbrances at 12/31/2020	Land	Building & Improvements		Land	Building & Improvements	2020 Sales	Total	Year of Construction	Date Acquired
Properties:
Storage Miami, FL	$—	$—	$18,795,683	$160,151	$—	$18,955,834	$—	$18,955,834	1985	Apr., 2017
Retail Shopping Center Hampton, VA	—	2,339,100	12,767,956	5,537,991	5,488,071	15,156,976	—	20,645,047	1998	May, 2001
Retail Shopping Center Westminster, MD	—	3,031,735	9,326,605	5,171,726	3,031,735	14,498,331	—	17,530,066	2005	Jun., 2006
Retail Shopping Center Ocean City, MD	—	1,517,099	8,495,039	22,077,284	1,524,555	30,564,867	(32,089,422)	—	1986	Nov., 2002
Garden Apartments Austin, TX	—	2,577,097	20,125,169	2,769,828	2,708,346	22,763,748	(25,472,094)	—	2007	May, 2007
Garden Apartments Charlotte, NC	10,465,000	1,350,000	12,184,750	3,611,799	1,389,263	15,757,286	—	17,146,549	1998	Sep., 2007
Garden Apartments Seattle, WA	12,677,157	4,252,500	18,071,707	1,595,020	4,714,018	19,205,209	—	23,919,227	2004	Jun., 2012
Retail Shopping Center Roswell, GA	—	2,062,908	18,566,167	710,952	3,200,000	18,140,027	—	21,340,027	2005	Sep., 2012
Apartment Seattle, WA	11,761,284	5,005,000	15,863,465	3,877,522	5,479,856	19,266,131	—	24,745,987	2000	Mar., 2013
Retail Shopping Center N. Fort Myers, FL	—	824,400	7,471,224	353,809	875,154	7,774,279	(8,649,433)	—	2014	Mar., 2014
Retail Shopping Center Norcross, GA	9,819,263	3,000,000	16,282,716	43,779	3,000,000	16,326,495	—	19,326,495	2014	Dec., 2014
Garden Apartments Maplewood, NJ	10,175,000	3,000,000	17,474,822	401,350	3,000,000	17,876,172	—	20,876,172	2014	Apr., 2015
Apartment Chicago, IL	7,664,042	4,905,280	4,366,396	14,646,054	4,905,280	19,012,450	—	23,917,730	2015	Nov., 2015
	$62,561,746	$33,865,119	$179,791,699	$60,957,265	$39,316,278	$235,297,805	$(66,210,949)	$208,403,134

	2020	2019	2018
Balance at beginning of year	$271,894,576	$264,563,021	$252,500,936
Additions:
Acquisitions and Improvements	2,719,507	7,331,555	12,062,085
Deletions:
Sales	(66,210,949)	—	—
Balance at end of year	$208,403,134	$271,894,576	$264,563,021

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Item of Expense	Estimated Expense
Registration fees	$—
Federal taxes	$12,500 per $1 million of premium payments
State taxes	$25,000 per $1 million of premium payments
Printing Costs	$10,000*
Legal Costs	N/A
Accounting Costs	$10,000*
* Estimated Expense
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Registrant, in connection with certain affiliates, maintains various insurance coverages under which the underwriter and certain affiliated persons may be insured against liability, which may be incurred in such capacity, subject to the terms, conditions, and exclusions of the insurance policies.
New Jersey, being the state of organization of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The text of Pruco Life of New Jersey's By-law, Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit Item 16.(a)(3C) on Form S-1, Registration No. 333-158230, filed March 27, 2009 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
Not Applicable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) Exhibits

(1A) Distribution Agreement between Pruco Securities, LLC and Pruco Life Insurance Company of New Jersey with respect to the Pruco Life of New Jersey Variable Insurance Account.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(1B) Distribution Agreement between Pruco Securities, LLC and Pruco Life Insurance Company of New Jersey with respect to the Pruco Life of New Jersey Variable Appreciable Account.	Incorporated by reference to Post-Effective Amendment No. 26 to Form S‑6, Registration No. 002‑89780, filed April 28, 1997, on behalf of the Pruco Life of New Jersey Variable Appreciable Account.
(1C) Distribution Agreement between Pruco Securities, LLC and Pruco Life Insurance Company of New Jersey with respect to the Pruco Life of New Jersey Single Premium Variable Life Account and Pruco Life of New Jersey Single Premium Variable Annuity Account.

Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(3A) Certificate of Incorporation of Pruco Life Insurance Company of New Jersey, as amended March 11, 1983.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-158230 filed March 27, 2009 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.
(3B) a. Certificate of Amendment of the Certificate of Incorporation of Pruco Life Insurance Company of New Jersey, February 12, 1998	Incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement 002-89780, filed April 21, 2009 on behalf of the Pruco Life of New Jersey Variable Appreciable Account.
(3B) b. Certificate of Amendment of the Certificate of Incorporation of Pruco Life Insurance Company of New Jersey, October 1, 2012.	Incorporated by reference to Registration Statement Form S-1, Registration Statement 333-202194 filed February 20, 2015 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.
(3C) By‑Laws of Pruco Life Insurance Company of New Jersey, as amended August 4, 1999.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-158230 filed March 27, 2009 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.
(3D) Resolution of the Board of Directors establishing Pruco Life of New Jersey Variable Contract Real Property Account.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(4A) Variable Life Insurance Contract.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(4B) Revised Variable Appreciable Life Insurance Contract with fixed and variable death benefits.
Incorporated by reference to Post-Effective Amendment No. 40 to Form N-6, Registration Number 2-89780 filed April 21, 2009 on behalf of The Pruco Life of New Jersey Variable Contract Real Property Account.

(4C) Single Premium Variable Annuity Contract.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(4D) Flexible Premium Variable Life Insurance Contract.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(5) Opinion and Consent of Jordan K. Thomsen, Esq., as to the legality of the securities being registered.	Filed herewith.
(10Ai) Investment Management Agreement between Prudential Investment Management, Inc. and The Prudential Variable Contract Real Property Partnership.	Filed herewith.
(10Aii) Amendment to the Investment Management Agreement between Prudential Investment Management, Inc. and The Prudential Variable Contract Real Property Partnership.	Filed herewith.
(10B) Administrative Service Agreement among PIM, Prudential Insurance Company of America, Pruco Life Insurance Company, and Pruco Life Insurance Company of New Jersey.	Incorporated by reference to Post-Effective Amendment No. 17 to Form S-1, Registration No. 33‑20083-01, filed April 14, 2004 on behalf of the Prudential Variable Contract Real Property Account.
(10C) Partnership Agreement of The Prudential Variable Contract Real Property Partnership.	Incorporated by reference to Registration Statement Form S-1, Registration Number 333-223076, filed March 30, 2020, on behalf of the Pruco Life of New Jersey Variable Contract Real Property Account.
(23A) Written consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.	Filed herewith.
(23B) Written consent of Jordan K. Thomsen, Esq.	Incorporated by reference to Exhibit (5) hereto.
(24) Powers of Attorney: Markus Coombs, Caroline A Feeney, Salene Hitchcock-Gear, Susan M. Mann, Nandini Mongia, Dylan J. Tyson, Candace J. Woods.	Filed herewith.
(b) Financial Statement Schedules Schedule III‑Real Estate Owned by The Prudential Variable Contract Real Property Partnership and independent accountant's report thereon.	Filed herewith.
(c) Financial Statements

Financial Statements of Pruco Life of New Jersey Variable Contract Real Property Account and the consolidated Financial Statements of The Prudential Variable Contract Real Property Partnership.
Filed herewith.

ITEM 17. UNDERTAKINGS
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 31st day of March, 2021.

Pruco Life Insurance Company of New Jersey
In Respect of

Pruco Life of New Jersey
Variable Contract Real Property Account

By:	/s/ Jordan K. Thomsen
Jordan K. Thomsen
Vice President and Corporate Counsel
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on this 31st day of March, 2021.

Signature and Title

/s/ *
Markus Coombs
Director and Vice President

/s/ *
Caroline A. Feeney
Director

/s/ *
Salene Hitchcock-Gear
Director
	*By:	/s/ Jordan K. Thomsen
/s/ *		Jordan K. Thomsen
Susan M. Mann		(Attorney-in-Fact)
Director, Vice President, Chief Accounting Officer, and Chief Financial Officer

/s/ *
Nandini Mongia
Director and Treasurer

/s/ *
Dylan J. Tyson
Director, President, and Chief Executive Officer

/s/ *
Candace Woods
Director

EXHIBIT INDEX
Item 16.

(a)	(5)	Opinion and Consent of Jordan K. Thomsen, Esq., as to the legality of the securities being registered.
(a)	(10Ai)	Investment Management Agreement between Prudential Investment Management, Inc. and The Prudential Variable Contract Real Property Partnership.
(a)	(10Aii)	Amendment to the Investment Management Agreement between Prudential Investment Management, Inc. and The Prudential Variable Contract Real Property Partnership.
(a)	(23A)	Written consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
(a)	(24)	Powers of Attorneys